UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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VITAMIN SHOPPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITAMIN SHOPPE, INC.

2101 91ST Street

North Bergen, New Jersey 07047

April 20, 2011

To our stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Vitamin Shoppe, Inc. (the “Company”), which will be held at the Sheraton Lincoln Harbor Hotel, 500 Harbor Boulevard, Weehawken, New Jersey 07086, on Wednesday, June 1, 2011, beginning at 10:00 a.m., Eastern Daylight Time.

The formal notice of the meeting is provided in the enclosed Proxy Statement. At the meeting, stockholders will vote on the election of ten directors, to consider an advisory vote on compensation of our named executive officers; to consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers; to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and will transact such other business that may properly come before the meeting.

The enclosed Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the meeting. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in the enclosed Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders. This year, we will be taking advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. For the first time, we are mailing to many of our stockholders a notice of availability of the proxy materials over the Internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. All stockholders who do not receive such a notice of availability will receive a full set of paper proxy materials by U.S. mail. This new process will reduce our costs to print and distribute our proxy materials.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Sincerely,

Richard L. Markee

Executive Chairman

VITAMIN SHOPPE, INC.

2101 91ST Street

North Bergen, New Jersey 07047

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern Daylight Time on Wednesday, June 1, 2011

PLACE	Sheraton Lincoln Harbor Hotel, 500 Harbor Boulevard, Weehawken, New Jersey 07086

ITEMS OF BUSINESS

•  Elect ten members to the Board of Directors.

•  Approve the advisory (non-binding) resolution relating to executive compensation.

•  Frequency of executive compensation shareholder vote.

•  Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.

•  Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on Friday, April 8, 2011.

INTERNET AVAILABILITY	This year, in accordance with new Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing our proxy materials to our stockholders. Rather than sending stockholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution will make the proxy distribution process more efficient and less costly, and will limit our impact on the environment. This Proxy Statement and our 2010 Annual Report to Stockholders are available at www.proxyvoting.com.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet at www.proxyvoting.com, by telephone by calling 1-866-540-5760, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

Richard L. Markee

Executive Chairman

April 20, 2011

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

The Company is providing this Notice of Annual Meeting of Stockholders, Proxy Statement, voting instructions and Annual Report (the “proxy materials”) in connection with the solicitation by the Board of Directors of Vitamin Shoppe, Inc. (“Vitamin Shoppe” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at the Company’s 2011 Annual Meeting of Stockholders and at any adjournment or postponement (the “Annual Meeting”).

It is anticipated that the Notice of Internet Availability of Proxy Materials will first be sent to stockholders on or about April 20, 2011. The Proxy Statement and the form of proxy relating to the Annual Meeting are first being made available to stockholders on or about April 20, 2011.

You are invited to attend the Annual Meeting on Wednesday, June 1, 2011, beginning at 10:00 a.m., Eastern Daylight Time. The Annual Meeting will be held at the Sheraton Lincoln Harbor Hotel, 500 Harbor Boulevard, Weehawken, New Jersey 07086. Stockholders will be admitted to the Annual Meeting beginning at 9:30 a.m., Eastern Daylight Time. Seating will be limited.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, the proxy materials have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in “street name.” You are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Why did I receive in the mail a notice regarding the Internet Availability of Proxy Materials?

Under rules adopted by the Securities and Exchange Commission (“SEC”), the Company is now providing access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (“Notice”) to beneficial owners. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will tell you how to access and review the proxy materials over the Internet at www.proxyvoting.com. The Notice also tells you how to access your proxy card to vote on the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions included in the Notice.

What should I bring with me to attend the Annual Meeting?

Stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you must also present proof of your ownership of Vitamin Shoppe, Inc. common stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on April 8, 2011, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned at that time. At the close of business on April 8, 2011, there were 28,888,789 shares of the Company’s common stock outstanding.

How do I vote?

You may vote using any of the following methods:

By Internet

We encourage you to vote and submit your proxy over the Internet at www.proxyvoting.com.

By Telephone

You may vote by telephone by calling 1-866-540-5760.

In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the: Corporate Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047;

•	timely delivery of a valid, later-dated proxy;

•	timely submission of a later-dated proxy via the Internet;

•	timely submission of a later-dated proxy via the telephone; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

What is “householding” and how does it affect me?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure will reduce the Company’s printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please make a written request to the: Corporate Secretary, Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047. If multiple stockholders of record who have the same address received only one copy of the proxy materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form.

Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche, LLP as our independent registered public accounting firm (Proposal 4) is considered to be a discretionary item under the NYSE rules and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1) and the “say on pay” and “say on frequency” votes (Proposals 2 and 3) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposal and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (April 8, 2011) in order to be admitted to the meeting on June 1, 2011. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on April 8, 2011, the record date, or at least 14,444,395 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors. Under the Company’s bylaws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. A plurality of the votes cast is required for the election of directors. If the shares you own are held in

“street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors.

Say on Pay. Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation, Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve this resolution. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

Say on Frequency. Our Board of Directors is seeking a non-binding advisory vote regarding whether shareholders prefer to vote on our compensation program once a year, once every two years or once every three years. The vote is advisory and non-binding in nature, but our Board of Directors has decided to adopt the frequency that receives the greatest level of support from our shareholders. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

Ratification of independent registered public accounting firm. Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify the selection of Deloitte & Touche, LLP as our independent registered public accounting firm.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. Brokers who do not receive instructions with respect to Proposals 1, 2 or 3 will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.” Accordingly, assuming the presence of a quorum, abstentions and broker non-votes for a particular proposal will not be counted as votes cast to determine the outcome of a particular proposal.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

FOR the election of each of the ten nominees to serve as directors on the Board of Directors, each for a term of one year (Proposal One);

FOR the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement (Proposal Two);

FOR a shareholder advisory vote every THREE YEARS on our executive compensation program (Proposal Three); and

FOR the ratification of the selection of Deloitte & Touche, LLP as our independent registered public accounting firm for the 2011 fiscal year (Proposal Four).

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of our annual meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, the Company did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, the Proxies appointed by the Board will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

The Company will pay for the cost of this proxy solicitation. The Company does not intend to solicit proxies otherwise than by use of the mail or website posting, but certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Who will count the vote?

All votes will be tabulated by BNY Mellon Shareowner Services, the inspector of elections appointed for the Annual Meeting.

Other information

The Company’s Annual Report on Form 10-K for the 52-week fiscal year ended December 25, 2010 (“Fiscal 2010”) accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy materials. The fiscal years referred to in this Proxy Statement as “Fiscal 2005,” “Fiscal 2007,” “Fiscal 2008,” “Fiscal 2009,” and “Fiscal 2010” refer to the 52-week fiscal years that end on December 31, 2005, December 29, 2007, December 27, 2008, December 26, 2009, and December 25, 2010, respectively. The fiscal years referred to in this Proxy Statement as “Fiscal 2006” and “Fiscal 2011” refer to the 53-week fiscal years ended December 30, 2006 and December 31, 2011.

The contents of the Company’s corporate website (http://www.vitaminshoppe.com) are not incorporated by reference into this Proxy Statement.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board of Directors (the “Board”) consists of ten members and all directors are elected annually. The Board proposes that the nominees described below, each of whom is currently serving as a director, be re-elected for a new term of one year expiring at the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election.

Each of the nominees has consented to be named as a nominee. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Board believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the Nomination and Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. The Board also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The Nomination and Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The Nomination and Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nomination and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nomination and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

All our directors bring to our Board extensive executive leadership and board experience derived from their service as executives and, in many cases chief executive officers. The process undertaken by the Nomination and Governance Committee in recommending qualified director candidates is described below under “Corporate Governance – Director Nomination Process.” Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below.

The names of the ten nominees, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the year first elected as a director of the Company, are set forth below.

Nominees for Directors

Richard L. Markee, 57, became our Executive Chairman on April 4, 2011, has served as a director since September 2006, and was non-executive Chairman of the Board and a Director from April 2007 to September 2009. From September 8, 2009 to April 4, 2011, he served as the Company’s Chief Executive Officer and as Chairman of the Board. He previously served as the President of Babies “R” Us since August 2004 and Vice Chairman of Toys “R” Us, Inc. since May 2003 through November 2007. Mr. Markee also served as interim chief executive officer of Toys “R” Us, Inc. and its subsidiaries from July 2005 to February 2006. Mr. Markee served as President of Toys “R” Us U.S. from May 2003 to August 2004. From January 2002 to May 2003, he was Executive Vice President—President—Specialty Businesses and International Operations of Toys “R” Us. Mr. Markee was an Operating Partner of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies from November 2008 to September 2009. From 2006 to 2008, Mr. Markee was an Operating Partner of Bear Stearns Merchant Banking, the predecessor to Irving Place Capital Management, L.P. He has also been a director of Dorel Industries since November 2008. From June 2005 through July 2006, he served on the board of directors of The Sports Authority, Inc. From October 1999 to January 2002, he served as Executive Vice President—President of Babies “R” Us and the Chairman of Kids “R” Us. As a result of these and other professional experiences, Mr. Markee possesses particular knowledge and experience in marketing/branded consumer products and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.

Anthony N. Truesdale, 48, has served as a director and as our Chief Executive Officer since April 4, 2011, and was our President and Chief Merchandising Officer from April 2006 to April 2011. Prior to joining us, he was Senior Vice President of Merchandising and Supply Chain Management at Petsmart, Inc., holding various positions of increasing responsibility since January 1999. Before joining Petsmart, Inc., Mr. Truesdale worked for two years at Sainsbury’s in the United Kingdom as the Senior Manager for produce and for 16 years with various operations and merchandising roles at Shaws Supermarkets in New England. In addition to our Board, Mr. Truesdale serves on the board of Pet Supplies Plus, Inc. Mr. Truesdale has a strong background in merchandising, including category management, pricing and promotional effectiveness. He also has extensive knowledge in supply chain optimization, transportation and distribution. He has successfully built teams in several different organizations that have successfully focused on the customer experience, driving improvements in operating performance. Each of these professional experiences strengthens the Board’s collective qualifications, skills and experience.

B. Michael Becker, 65, has served as director since January 2008 and is Chairman of the Audit Committee. Mr. Becker was an Audit Partner for Ernst & Young LLP prior to his retirement in 2006. Mr. Becker was a Senior Consultant on airline risks to Pay Pal, Inc., from August 2008 to November 2009 and from August 2006 to August 2008 had a consulting practice which had an arrangement with Ernst & Young LLP to provide consulting services for two of its clients in the capacity of accounting and audit. Mr. Becker served as an Audit Partner for Ernst & Young LLP since 1979, where he spent the entirety of his career prior to his retirement. Mr. Becker holds an MBA and is an inactive Certified Public Accountant. The Board selected Mr. Becker to serve as a director based on his extensive experience in financial matters. Mr. Becker has experience in auditing and reporting on the financial statements and on internal controls over financial reporting of large publicly held companies, including retail companies.

Catherine E. Buggeln, 50, has served as a director since November 2009. Ms. Buggeln currently serves as a director of Noble Biomaterials, and serves as a director and is a member of the Audit Committee of Ascena Retail Group, Inc., formerly The Dress Barn, Inc., which is publicly traded. Ms. Buggeln also serves on the Governing Board of the Business Council for Peace. Ms. Buggeln has provided business strategy and brand management consulting services within the past five years. Ms. Buggeln was Senior Vice President, Strategic Planning and Business Development for Coach, Inc. from 2001 to 2004. The Board selected Ms. Buggeln to serve as a director because of her strong background in strategic planning and new business development.

John H. Edmondson, 66, has served as a director since April 2006. In addition to our Board, Mr. Edmondson serves on the board of Cabela’s Incorporated, a public company, and is a member of its audit committee. Mr. Edmondson served as Chief Executive Officer and director of West Marine, Inc., a public company selling boating supplies and accessories in 38 states, Puerto Rico and Canada, from December 1998 until January 2005. Prior to joining West Marine, he served as Chief Executive Officer of Duty Free Americas, Inc. Mr. Edmondson has been pursuing his personal interests since January 2005. The Board selected Mr. Edmondson to serve as a director based on his experience as the former Chief Executive Officer of a multi-store retailer and as a director.

David H. Edwab, 56, has served as Lead Director since April 4, 2011 and as a director since November 2005. Mr. Edwab has served as an officer and director of The Men’s Wearhouse, Inc. for over 20 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, where he was elected President in 1997. In November 2000, Mr. Edwab joined Bear, Stearns & Co. Inc. as a Senior Managing Director, Head of the Retail Group in the Investment Banking Department. At such time, Mr. Edwab resigned as President of Men’s Wearhouse and was then named Vice Chairman of the board of directors. In February 2002, Mr. Edwab re-joined Men’s Wearhouse and continues to serve as a director and as executive Vice Chairman of Men’s Wearhouse, a publicly traded company. Mr. Edwab previously served as a Senior Advisor to Bear Stearns Merchant Banking, LLC, an affiliate of Bear Stearns & Co. Inc. and the predecessor to Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies, until April 2008. Mr. Edwab also serves as Vice Chairman of the Zimmer Family Foundation.

Mr. Edwab is an inactive Certified Public Accountant and currently serves as a director and member of the Audit Committee and as Chairman of the Nomination and Governance Committee of New York & Company, Inc., a publicly traded company, and also serves as a director of other privately owned companies. He was previously a partner with Deloitte & Touche. The Board selected Mr. Edwab to serve as a director based on his extensive retail and financial background and his experience having served on the boards of directors of retailers.

Douglas R. Korn, 48, has served as a director since November 2002. Mr. Korn has been a director of our subsidiaries, Vitamin Shoppe Industries Inc. and VS Direct Inc. since 2002. He is currently a Senior Managing Director of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies. From 1999 to 2008, Mr. Korn was a Senior Managing Director of Bear, Stearns & Co. Inc. and a Partner and Executive Vice President of Bear Stearns Merchant Banking, an affiliate of Bear, Stearns & Co. Inc and the predecessor to Irving Place Capital Management, L.P. Prior to joining Bear Stearns in January 1999, Mr. Korn was a Managing Director of Eos Partners, L.P., an investment partnership. Mr. Korn previously worked in private equity with Blackstone Group and in investment banking with Morgan Stanley. Mr. Korn is currently a director of several private companies and charitable organizations. As a result of these and other professional experiences, Mr. Korn possesses particular knowledge and experience in finance and capital structure and design and oversight of management compensation plans, each of which strengthen the Board’s collective qualifications, skills and experience.

Richard L. Perkal, 57, has served as a director since November 2002, and was our Lead Director until April 2011. Mr. Perkal has been a director of our subsidiaries, Vitamin Shoppe Industries Inc. and VS Direct Inc. since 2002. Mr. Perkal is currently a Senior Managing Director of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies. From 2000 to 2008, Mr. Perkal was a Senior Managing Director of Bear, Stearns & Co. Inc. and a Partner of Bear Stearns Merchant Banking, an affiliate of Bear, Stearns & Co. Inc and predecessor to Irving Place Capital Management, L.P. Prior to joining Bear, Stearns & Co. Inc. in 2000, Mr. Perkal was a Senior Partner in the law firm of Kirkland & Ellis LLP where he headed the Washington D.C. corporate transactional practice, primarily focusing on leveraged buyouts and recapitalizations. Mr. Perkal currently serves as a director of New York & Company, Inc., a publicly traded company, as well as several private companies. As a result of these and other professional experiences, Mr. Perkal possesses particular knowledge and experience in legal/regulatory, finance and capital structure that strengthen the Board’s collective qualifications, skills and experience.

Beth M. Pritchard, 64, has served as director since January 2008. Ms. Pritchard served as President and Chief Executive Officer of Dean & Deluca from 2005 to November 2007 and as Vice Chairman of Dean & Deluca from December 2007 to November 2008. Ms. Pritchard joined Dean & Deluca in 2006, having previously served as President and Chief Executive Officer of Organized Living from January 2004 until May 2005, when it filed a reorganization petition under chapter 11 of the Bankruptcy Code and was subsequently liquidated. She also served as President and Chief Executive Officer of Bath & Body Works where she spent 12 years of her career helping to develop it into a specialty retail chain. Ms. Pritchard has served on the board of Borders Group, Inc., and currently serves as a director and member of the Finance and Compensation Committees of Ecolab, Inc., a publicly traded company. The Board selected Ms. Pritchard to serve as a director due to her extensive experience as the Chief Executive Officer of multi-store retailers and her experience having served on the boards of directors of retailers.

Katherine Savitt-Lennon, 47, has served as a director since November 2009. Since 2009, Ms. Savitt-Lennon has served as the Chief Executive Officer of Lockerz, LLC. From 2006 to 2009, Ms. Savitt-Lennon served as the Executive Vice President and Chief Marketing Officer of American Eagle Outfitters, Inc. From 2002 to 2006, she served as Vice President, Strategic Communications, Content and Initiatives of Amazon.com. Ms. Savitt-Lennon serves on the Advisory Board of Liberty Media, and as a board member of the Carnegie Museum of Art. Ms. Savitt-Lennon is a director of Build-A-Bear Workshop, Inc., a publicly traded company. The Board selected Ms. Savitt-Lennon due to her background in marketing. Additionally, Ms. Savitt-Lennon has an exceptional background in e-commerce combined with new business development both online and brick and mortar retail.

The Board unanimously recommends that stockholders vote “FOR” the election of each of the nominees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations page of the Company’s website, www.vitaminshoppe.com. The Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning.

Director Independence

Based on the New York Stock Exchange (“NYSE”) independence requirements, the Corporate Governance Guidelines set forth certain guidelines to assist the Board in its determination of director independence. The Company’s Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit, Compensation and Nomination and Governance Committees, must meet certain criteria for independence. Based on the NYSE independence requirements, the Corporate Governance Guidelines set forth certain guidelines to assist the Board in its determination of director independence.

The Nomination and Governance Committee conducts a review of the independence of all members of the Board for the purposes of determining which Board members are deemed independent and which are not. Based on the NYSE Listed Company Manual and the Corporate Governance Guidelines, Messrs. Becker, Edmondson and Edwab and Mss. Buggeln, Pritchard and Savitt-Lennon were affirmatively determined by the Board to be independent. Except for Messrs. Korn and Perkal who are deemed to not be independent by virtue of their affiliation with IPC/Vitamin, LLC, (formerly BSMB/Vitamin, LLC), an affiliate of Irving Place Capital Management, L.P., formerly Bear Stearns Merchant Banking, LLC (“Irving Place Capital”), which until May 2010 held over 50% of the voting power of the Company, none of the non-employee directors has any relationship with the Company other than being a director and stockholder, or any transaction or arrangement that interferes with each director’s independence.

Policies with Respect to Transactions with Related Persons

The Nomination and Governance Committee and the Board have adopted Standards of Business Conduct which sets forth various policies and procedures intended to promote the ethical behavior of all of our employees, officers and directors. The Standards of Business Conduct describes the Company’s policy on conflicts of interest. The Company distributes the Standards of Business Conduct to all of its employees and officers. The conflicts of interest policy in the Standards of Business Conduct describes the types of relationships that may constitute a conflict of interest with the Company. All employees, officers and directors are required to periodically complete a questionnaire about potential conflicts of interest and certify compliance with the Company’s policy.

The executive officers and the Board are also required to complete a questionnaire on an annual basis which requires them to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a transaction is reported by an independent director or executive officer, the questionnaire is submitted to the Chairman of the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and will have any effect on the director’s independence. After making such determination, the Audit Committee will report its recommendation on whether the transaction should be approved or ratified by the entire Board.

Director Nomination Process

The Nomination and Governance Committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination.

When identifying and evaluating candidates, the Nomination and Governance Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Nomination and Governance Committee may retain a third-party search firm to assist the committee in locating qualified candidates that meet the needs of the Board at that time. The search firm provides information on a number of candidates, which the Nomination and Governance Committee discusses. The Chairman of the Nomination and Governance Committee and some or all of the members of the Nomination and Governance Committee, as well as the Lead Director, the Executive Chairman and the Chief Executive Officer, will interview potential candidates that the Nomination and Governance Committee deems appropriate. If the Nomination and Governance Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the independence standards required by the NYSE and as set forth in the Corporate Governance Guidelines, it will recommend the nomination of the candidate to the Board.

It is the Nomination and Governance Committee’s policy to consider director candidates recommended by stockholders, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nomination and Governance Committee as nominees for election to the Board can do so by writing to the Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047. Recommendations must include the proposed nominee’s name, biographical data and qualifications, as well as a written statement from the proposed nominee consenting to be named and, if nominated and elected, to serve as a director. Recommendations must also follow the Company’s procedures for nomination of directors by stockholders as provided in our Certificate of Incorporation and By-laws. The Nomination and Governance Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nomination and Governance Committee. The Nomination and Governance Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. The Nomination and Governance Committee may then interview the candidate if it deems the candidate to be appropriate. The Nomination and Governance Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Nomination and Governance Committee’s nomination process is designed to ensure that the Nomination and Governance Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Nomination and Governance Committee under the Corporate Governance Guidelines.

Communication with the Board

The Board and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chairman of the Board or the Secretary, at Vitamin Shoppe, Inc. 2101 91st Street, North Bergen, New Jersey 07047. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to the Lead Director, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his discretion, forward only representative correspondence. Communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

We currently have separate roles for the Chief Executive Officer and the Executive Chairman of the Board. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Executive Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise.

The Board believes that the Company’s Chief Executive Officer, who also serves as a director, is best situated to serve the Company because he is most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believes that the current separate roles of Executive Chairman and the Chief Executive Officer promote strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance, and together with a Lead Director, having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and oversight of management.

Lead Director

Because Mr. Markee, our Executive Chairman, is an employee of the Company and is therefore not “independent,” our Board of Directors has appointed David Edwab as “Lead Director” to preside at all executive sessions of “non-management” directors, who are all independent, as defined under the rules of the NYSE. David Edwab was selected by the Board effective April 4, 2011, to serve as the Lead Director and prior to that time Rick Perkal, a current director, served as Lead Director. The Lead Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Executive Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Executive Chairman and the Chief Executive Officer and advising him or her on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Corporate Governance Guidelines. The Board generally holds executive sessions at each regular meeting.

Executive Sessions

Pursuant to the Corporate Governance Guidelines, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The Lead Director chairs these sessions.

Meeting Attendance

Last year there were five meetings of the Board. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including telephone contact with the Executive Chairman and Chief Executive Officer and others regarding matters of interest and concern to the Company.

The Company does not have a formal policy requiring members of the Board to attend the Annual Meeting, although all directors are strongly encouraged to attend.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit

Committee oversees management of financial risks. The Nomination and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Board Committees

The Board has established an Audit Committee, a Compensation Committee, a Nomination and Governance Committee. The Audit, Compensation, and Nominating and Governance Committees are composed of independent directors, as defined under the NYSE Listed Company Manual and the Corporate Governance Guidelines. The charters of each committee are available on the Investor Relations page of the Company’s website, www.vitaminshoppe.com.

A list of current Committee memberships may be found on the Investor Relations page of the Company’s website, www.vitaminshoppe.com. The Committee memberships as of the date of this Proxy Statement are set forth below:

	Audit Committee	Compensation Committee	Nomination and Governance Committee
B. Michael Becker	C
Catherine Buggeln	X	X
John H. Edmondson	X		C
David H. Edwab *	X	C
Beth M. Pritchard		X	X
Katherine Savitt-Lennon			X
Douglas R. Korn
Richard L. Markee
Richard L. Perkal
Anthony Truesdale

*	Mr. Edwab is Lead Director
An “X” indicates membership on the committee.
A “C” indicates that the director serves as the chairman of the committee.

Audit Committee

The Audit Committee held five in person meetings in 2010. The Audit Committee also held five teleconference meetings to review and discuss SEC filings and earnings announcements. The Audit Committee’s primary functions are to:

•

Select, retain (subject to stockholder ratification), evaluate and terminate when appropriate, a firm of independent registered public accountants to audit our financial statements and approve the scope of the firm’s audit;

•	Review reports and recommendations of our independent registered public accountants;

•	Review the scope of all internal audits and related reports and recommendations;

•	Pre approve all audit and non audit services provided by our independent registered public accountants;

•	Monitor the integrity of the Company’s financial statements;

•	Monitor compliance with financial reporting requirements;

•	Monitor compliance with internal control over financial reporting;

•	Monitor the independence and performance of our independent registered public accountants, including the lead partner, and the performance of our internal auditors;

•	Discuss the Company’s financial statements and its quarterly and annual reports to be filed with the SEC with management and the independent registered public accountants;

•	Review the Company’s policies regarding the assessment of financial risk;

•	Review the Company’s compliance programs;

•	Review and approve related person transactions and conflicts of interest involving directors and executive officers;

•	Review the Company’s procedures for receiving and responding to concerns regarding accounting and auditing matters; and

•

Review and approve a report (to be included in the Proxy Statement) disclosing whether the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

Each member of the Audit Committee, as of the date of this Proxy Statement (Messrs. Becker, Edmondson, Edwab and Ms. Buggeln), is financially literate, has accounting or financial management expertise and the Board has determined that Mr. Becker is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K. Each Audit Committee member has also been determined by our Board to be independent as such term is defined in Item 407(a) of Regulation S-K, Rule 10A-3 under the Exchange Act, the NYSE Listed Company Manual and the Corporate Governance Guidelines.

Compensation Committee

The Compensation Committee held two in person meetings in 2010 and also held four teleconference meetings. The Compensation Committee’s primary functions are to:

•	Administer our long term incentive plans;

•	Designate key employees who may be granted stock options, performance awards and other stock based awards, and determine the number of shares that are granted to such key employees;

•	Review and approve compensation and goals for the Chief Executive Officer and evaluate his or her performance, in consultation with the Company’s non-employee directors;

•	Set compensation (including incentive compensation) for our officers who hold the office of Vice President or a more senior officer and for our Chief Executive Officer;

•	Retain any compensation consultants to assist in the evaluation of senior executive compensation and benefits;

•	Oversee management’s administration of retirement and other benefit arrangements, compensation agreements and severance agreements for executive officers;

•	Oversee and monitor management’s administration of perquisites; and

•	Review and approve the Compensation Discussion & Analysis and Compensation Committee Report to be included in the Proxy Statement.

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition, members of the Company’s human resources department assist in the preparation of executive compensation tally sheets and historical information on compensation paid to executives. The Compensation Committee is presented with recommendations from management as to the level and type of compensation to provide to officers who hold the office of Vice President or a more senior officer. Members of the Company’s legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation.

The Chief Executive Officer periodically attends meetings at the request of the Compensation Committee. The Chief Executive Officer’s feedback about each officer’s performance is essential in the Compensation Committee’s determination of the officer’s salary and target incentive compensation determinations.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of our Compensation Committee during the last fiscal year (that is, Messrs. Edmondson, Edwab, Korn and Perkal) has (i) served as one of our officers or employees; or (ii) any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serve as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or our Compensation Committee.

Nomination and Governance Committee

The Nomination and Governance Committee met two times in 2010. The Nomination and Governance Committee’s primary functions are to:

•	Identify, recruit and screen potential director nominees and recommend such nominees for election as members of the Board;

•	Review criteria and policies relating to director independence, service and tenure;

•	Recommend directors for membership on the Audit, Compensation and Nomination and Governance Committees, including their Chairmen;

•	Recommend directors and executive officers for membership on other committees established by the Board;

•	Recommend compensation arrangements (including the level and composition of such compensation) for non employee directors;

•	Develop and recommend a set of corporate governance principles designed to foster an effective corporate governance environment;

•	Administer non employee director equity compensation plans;

•	Review the charters of Board committees; and

•	Manage the performance review process of the Board, its committees and the Chief Executive Officer.

Other Corporate Governance Resources

The charters of each committee, the Corporate Governance Principles, the Company’s Standards of Business Conduct and the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers are available on the Investor Relations page of the Company’s website, www.vitaminshoppe.com.

DIRECTOR COMPENSATION

We had nine directors at December 25, 2010. During fiscal 2010, we had six directors who received compensation. Messrs. Perkal, Korn, and John Howard who are executives with Irving Place Capital Partners II, L.P., did not receive any compensation for their services on our Board. Similarly, Mr. Markee, who also serves as a director, does not receive any compensation for his services on our Board. In fiscal 2010, we paid to each other member of our Board $7,500 per quarter; $1,000 for each quarterly Board meeting attended; $1,000 per each Board committee meeting attended and $500 per Board or Board Committee attended telephonically. Beginning in November 2009, the independent chairperson for each committee of the Board received a retainer as follows: Audit Committee chairperson $10,000 annual retainer paid quarterly; and other committee chairpersons $5,000 annual retainer paid quarterly. Beginning in November 2009, the independent chairperson and the committee members, respectively, for each committee of the Board receive a retainer as follows: Audit Committee chairperson $10,000 and committee member $5,000 annual retainer paid quarterly; Compensation Committee chairperson $5,000 and committee member $2,500; and Nomination and Governance Committee chairperson $2,500 and committee member $1,250 annual retainer paid quarterly. In addition, since April 2010, rather than receiving an initial four year vesting equity award of 27,916 stock options upon acceptance of their offer to serve as a director, fully vested non-management and independent directors receive annual equity awards equal to the grant date value of $57,500 composed of a combination of restricted stock and options. Such awards are usually considered by the Compensation Committee during the first fiscal quarter of the year and restrictions on restricted shares expire or options vest, as the case may be, on or about December 31st of the same calendar for restricted shares year, and 25% each year for options, provided that the non-management director continues to serve as a member of the Board. The awards provide for accelerated vesting in the event of the death of the director or a change of control of the Company. The equity awards will have a restriction lapse and option vesting periods, as applicable, subject to approval by the Compensation Committee. For existing directors, if the director is fully vested in their initial equity awards, then they will receive 100% of the annual equity award value. For existing directors, that are that are vested at least three of the four years into their initial equity award, they will receive 50% of the annual award value, and in following years they will receive 100% of the annual award value. These grants are subject to the same terms as those of every employee of the Company as outlined in our 2006 Stock Option Plan and 2009 Equity Incentive Plan narratives disclosed in our Annual Report on Form 10-K, which was filed with the SEC on March 17, 2010.

Director Compensation Effective February 23, 2011

In October 2010, the Compensation Committee considered and retained the Hay Group as an independent consultant with respect to executive compensation and director compensation matters. Based upon recommendations of the Hay Group, effective February 23, 2011, the Company modified its director compensation policy as discussed below. Beginning in February 2011, we pay to the non-management and independent members of our Board: (i) $10,000 per quarter; $2,500 for each Board meeting attended in person and $1,250 per Board meeting attended telephonically; $500 per each Board committee meeting attended in addition to the number of regular scheduled committee meetings whether attended in person or telephonically; and (ii) for each committee of the Board the independent chairperson and the committee members, respectively, receive a retainer as follows: Audit Committee chairperson $15,000 and committee member $7,500 annual retainer paid quarterly; Compensation Committee chairperson $12,000 and committee member $6,000; Nomination and Governance Committee chairperson $10,000 and committee member $5,000 annual retainer paid quarterly; and (iii) the Lead Director receives an annual retainer of $15,000. In addition, beginning February 2011, non-management and independent directors will receive annual equity awards equal to the grant date value of $60,000 composed of a combination of restricted stock and options. Such awards would be made during the first fiscal quarter of the year and restrictions on restricted shares expire or options vest, as the case may be, on or about December 31st of the next calendar for restricted shares year, and 50% each anniversary of the date of grant for options, provided that the non-management director continues to serve as a member of the Board. Current directors that are fully vested in their initial equity awards will receive 100% of the annual equity award value. Current directors that are vested at least three out of the four years into their initial equity award will receive 50% of the annual award value pro-rated to the number of whole calendar months from their initial award date.

Director Compensation Table

Name	Total ($)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	All other compensation ($)
B. Michael Becker	61,500	61,500	—	—	—	—
Catherine E. Buggeln	48,500	48,500		—
John H. Edmondson	93,939	52,000	13,386	28,571	—	—
David H. Edwab	115,435	52,500	20,079	42,856	—	—
John D. Howard	—		—	—	—	—
Douglas R. Korn	—		—	—	—	—
Richard Markee	—		—	—	—	—
Richard L. Perkal	—		—	—	—	—
Beth M. Pritchard	43,000	43,000	—	—	—	—
Katherine Savitt-Lennon	42,000	42,000	—	—	—	—

Mr. Becker attended five board meetings and ten committee meetings during fiscal 2010.

Ms. Catherine Buggeln attended five board meetings and nine committee meetings during fiscal 2010.

Mr. Edmondson attended five board meetings and fifteen committee meetings during fiscal 2010. In 2010, Mr. Edmondson was granted 582 restricted stock shares at a grant price of $23.00, and 2,492 stock options at a grant price of $23.00.

Mr. Edwab attended five board meetings and sixteen committee meetings during fiscal 2010. In 2010, Mr. Edwab was granted 873 restricted stock shares at a grant price of $23.00, and 3,738 stock options at a grant price of $23.00.

Mr. Howard, who resigned from the Board in the fourth quarter of fiscal 2010, attended four board meetings.

Mr. Korn attended five board meetings and seven committee meetings during fiscal 2010.

Mr. Markee attended five board meetings and one committee meeting during fiscal 2010.

Mr. Perkal attended five board meetings and thirteen committee meetings during fiscal 2010.

Ms. Pritchard attended five board meetings and as a member, one committee meeting during fiscal 2010.

Ms. Katherine Savitt-Lennon attended four board meetings and one committee meeting during fiscal 2010.

SECURITY OWNERSHIP

The following table sets forth, as of April 8, 2011, information concerning the beneficial ownership of our capital stock by:

•	each holder of more than 5% of any class of voting stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is based upon 28,888,789 shares of common stock outstanding as of April 8, 2011. Each of the persons set forth below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted. The address of each stockholder is c/o Vitamin Shoppe, 2101 91st Street North Bergen, NJ 07047, except as otherwise noted. The following table includes shares of common stock issuable within 60 days of April 8, 2011 upon the exercise of all options and other rights beneficially owned by the indicated person on that date.

	COMMON STOCK BENEFICIALLY OWNED	PERCENT OF CLASS
IPC/Vitamin, LLC(1)	2,564,831	8.9%
Adage Capital Management, L.P.(2)	2,104,876	7.3%
Wells Capital Management Incorporated(3)	3,063,553	10.6%
The Bank of New York Mellon Corporation(4)	2,408,396	8.3%
Eagle Asset Management, Inc.(5)	2,590,606	9.0%

Executive Officers and Directors:
Richard L. Markee	298,908	1.0%
Anthony N. Truesdale	527,784	1.8%
Michael Archbold	437,957	1.5%
Brenda Galgano	25,000	*
James M. Sander	32,618	*
Louis Weiss	81,432	*
B. Michael Becker	21,288	*
Catherine Buggeln	6,979	*
John H. Edmondson	21,191	*
David H. Edwab	30,898	*
Douglas R. Korn(6)	—	—
Richard L. Perkal(7)	—	—
Beth M. Pritchard	21,288	*
Katherine Savitt-Lennon	6,979	*

All named directors and executive officers as a group (14 persons)	1,512,322	5.0%

*	Represents less than 1%.
(1)	Based solely on a Schedule 13G filed with the SEC by IPC/Vitamin, LLC, has sole voting and dispositive power with respect to all shares. IPC/Vitamin’s address is 277 Park Avenue, New York, New York 10172.
(2)	Based solely on a Schedule 13G filed with the SEC by Adage Capital Management, L.P., Adage has sole voting and dispositive power with respect to all shares. Adage’s address is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.
(3)

Based solely on a Schedule 13G filed with the SEC by Wells Fargo Funds Management, LLC, Wells Fargo has sole voting and dispositive power with respect to all shares. Well’s address is 525 Market Street, 10th Floor, San Francisco, CA 94105.

(4)	Based solely on a Schedule 13G filed with the SEC by bank of New York Mellon, Bank of New York Mellon has sole voting and dispositive power with respect to all shares. Bank of New York Mellon’s address is One Wall Street, 31st Floor New York, New York 10286.
(5)	Based solely on a Schedule 13G filed with the SEC by Eagle Asset Management, Inc., Eagle has sole voting and dispositive power with respect to all shares. Eagle’s address is 880 Carillon Parkway, St. Petersburg, Florida 33716.
(6)	Mr. Korn is employed by Irving Place Capital Management, L.P., a private equity firm. His business address is 277 Park Avenue, New York, New York 10172.
(7)	Mr. Perkal is employed by Irving Place Capital Management, L.P., a private equity firm. His business address is 277 Park Avenue, New York, New York 10172.

PROPOSAL TWO—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting shareholder approval of the compensation of our Named Executive Officers (NEOs) as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, or CD&A, compensation tables and accompanying narrative disclosures). Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their CD&A and compensation tables. As required by the recent Dodd-Frank Act, this is an advisory vote, which means that this proposal is not binding on us. But our Compensation Committee values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs. We have described this compensation in detail under the heading “Compensation Discussion & Analysis” below. The Board recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Proxy Statement relating to this Annual Meeting, on an advisory basis, is hereby APPROVED.”

Here are some common questions and answers to help you better understand what this vote means:

What am I voting on?

Commonly referred to as a “say-on-pay” proposal, this lets you vote on whether to endorse the compensation we pay to our named executive officers.

What factors should I consider in voting on this proposal?

The Section entitled “Compensation Discussion & Analysis,” (“CD&A”) describes in detail the different kinds of compensation we pay, the reasons for paying each type of compensation, and the amounts of compensation we pay. As stated in that Section, our goal is to compensate our named executive officers in a way that inspires them to maximize short-term performance without compromising long-term profitability and shareholder return, while giving them a degree of compensation stability. You should consider whether you agree with the objectives we describe in the CD&A and whether the amounts we pay as a result are appropriate. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described herein.

We believe our compensation practices are reasonable, carefully crafted to accomplish the best possible long-term results for the Company and have served us well. In particular, we believe our program strongly and consistently links the level of compensation of named executive officers to our performance. The program has enabled us to attract and retain a management team that has led the Company through several years of successful performance and positioned our Company for future growth and success.

Is this vote binding?

Because your vote is advisory, it will not be binding upon the Board or Compensation Committee. However, our Board and Compensation Committee value your opinion and will take the outcome of the vote into account when considering future compensation arrangements.

How does the Board of Directors recommend that I vote?

We recommend that you vote “FOR” the advisory resolution approving the compensation of our named executive officers as described in this Proxy Statement.

For all of these reasons, we believe our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and has demonstrated that it incentivizes desirable behavior from our executives.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE—ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

Under new rules adopted by the SEC, we are required, not less frequently than once every six calendar years, to provide a separate shareholder advisory vote in our annual Proxy Statement to determine whether the shareholder advisory vote on the compensation of executives will occur every one, two or three years. You will be given four choices:

•	Every year
•	Every other year
•	Every three years
•	Abstain

If you select “Every Year”, you are indicating that you would like us to hold an advisory vote on executive compensation at every annual meeting of shareholders. If you select “Every other year”, you are indicating that you would like us to hold the next shareholder advisory votes on executive compensation in 2013 and 2015 and so forth. If you select “Every three years”, you are indicating that you would like us to hold the next shareholder advisory votes on executive compensation in 2014 and 2017 and so forth. If you select “Abstain”, you are indicating that you do not desire to express an opinion on how often the shareholder advisory vote on executive compensation should be held. If you do not select any of the four options above, your shares will be voted for “Every three years” in accordance with the recommendation of the Board.

The Board recommends voting FOR “every three years.”

The Board takes a long term view of compensation, and typically grants its long-term incentive compensation with equity grants that vest over a period of years and contain performance thresholds to vesting. The purpose of these long term grants is to allow our executives to focus less on executive compensation discussions and more on company performance. We believe soliciting shareholder opinion on executive compensation more frequently than once every three years would put undue emphasis on compensation in years when compensation matters would not otherwise rise to the forefront. Annual advisory votes on the executive compensation program could promote a short-term focus and undermine some of the program’s more thoughtful and effective features.

We also believe that consideration is advisable every three years because if shareholders were to disapprove our executive compensation at an annual meeting, any significant changes in response to the vote would primarily be made to the program for the next fiscal year. The measurable effects of those changes to executive compensation, including long-term compensation payouts, would only be apparent over the following fiscal years. If the advisory vote is held more frequently than every three years, shareholders will be judging the effectiveness of our response before the effectiveness is fully apparent. Advisory votes on executive compensation, now required for all public companies, also impose a burden on investors to evaluate numerous executive compensation programs, particularly in the months of February and March. Annual say-on-pay votes may exacerbate a trend toward evaluation of compensation programs with standardized “one-size-fits-all” formulas. This could have the effect of discouraging innovation and, in particular, penalizing our program which is designed to coordinate with our business model emphasizing equity ownership by our employees and to incorporate the measures of performance that we believe drive our long-term success.

This vote is a non-binding advisory vote, which the Board may choose to accept or reject. If the Board determines that it will not follow the vote recommended by a plurality of the shareholders, we will explain the reasons the Board chose to take this action in next year’s Proxy Statement. We expect to conduct another advisory vote on how frequently shareholders should be asked to vote on executive compensation in our Proxy Statement relating to our 2017 Annual Meeting.

As required by the recent Dodd-Frank Act, this is an advisory vote, which means that this proposal is not binding on us. Regardless, our Compensation Committee values the opinions expressed by shareholders and currently expects to implement the frequency which receives the greatest level of support from our shareholders. While we believe that a vote once every three years is the best choice for us, you are not voting to approve or disapprove our recommendation of three years, but rather to make your own choice among a vote once every year, every two years or every three years. You may also abstain from voting on this item.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR HOLDING A VOTE ON OUR EXECUTIVE COMPENSATION PROGRAM ONCE EVERY THREE YEARS.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement. Recently, on April 4, 2011, the composition of the Compensation Committee was re-composed, and its membership is as follows: David Edwab-Chairman; Catherine Buggeln and Beth Pritchard are members. This report is furnished by the Compensation Committee serving the Company during fiscal 2010 and through April 4, 2011.

•	Doug Korn – Chairman
•	David Edwab
•	John Edmondson

The Compensation Committee Report on Executive Compensation set forth in this Proxy Statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Process

The Compensation Committee of the Board approves all compensation and awards to the top executives of the Company, including the named executive officers included on the Summary Compensation Table. Annually, the Compensation Committee reviews the performance and compensation of the Chief Executive Officer and, subject to the Chief Executive Officer’s employment agreement, establishes the Chief Executive Officer’s compensation for the subsequent year. At the Compensation Committee’s request, the Chief Executive Officer reviews with the Compensation Committee the performance of the other executive officers, but no other executive officer has any input in executive compensation decisions. The Compensation Committee evaluates all elements of executive officer compensation each year after a review of achievement of financial and personal objectives with respect to the prior year’s results. Additionally, following discussions with the Chief Executive Officer (including the Chief Executive Officer’s recommendations) and, where the Compensation Committee determines that it is appropriate with other advisors, the Compensation Committee establishes the compensation for the Company’s other executive’s for the subsequent year. The Chief Executive Officer does not participate in the Compensation Committee’s deliberations with regard to his own compensation. The Compensation Committee gives substantial weight to the Chief Executive Officer’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions to the Company. Early in the calendar year, financial and personal objectives for each executive officer are determined for that year. The Compensation Committee may, however, review and adjust compensation at other times as the result of new appointments or promotions during the year.

The Compensation Committee met six times in 2010 and three in 2009. The Compensation Committee’s charter provides that it will (i) develop, approve, and report to the Board regarding the Company’s overall compensation philosophy and strategy, (ii) establish corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve the Chief Executive Officer’s compensation level based on this evaluation, (iii) review and approve the compensation structure for the other executive officers and review and approve the Chief Executive Officer’s recommendations with respect to executive officer compensation, (iv) oversee Chief Executive Officer and executive succession planning and development, and (v) make recommendations to the Board with respect to director compensation. In addition to the Compensation Committee members, in the past the Chief Executive Officer, the President and Chief Merchandising Officer, the Chief Financial Officer and Chief Operating Officer, the Corporate Secretary/General Counsel and the Vice President of Human Resources have attended Compensation Committee meetings, and other officers from the Company may be asked to attend from time to time as the Compensation Committee deems appropriate. Other members of the Board have also attended Compensation Committee meetings. The Compensation Committee makes reports to the full Board based on its activities and, for certain activities, such as the granting of options, the Compensation Committee will make recommendations to the full Board for approval.

General Compensation Philosophy, Objectives and Purpose

We work to attract and retain proven, talented, industry executives who we feel will help to put us in the best position for continued growth and to meet the Company’s objectives. We attempt to recruit executives with retail or other experience that we believe is transferable to our business with the expectation that they will share their knowledge to develop and manage a large and successful retail organization. We seek to provide our named executive officers with a compensation package that is competitive for a given position in our industry and geographic region. In establishing executive compensation, the Company believes that: compensation and benefits should be competitive with peer companies that compete with the Company for business opportunities and/or executive talent; annual cash incentive and equity awards should reflect progress toward Company-wide financial and personal objectives and should balance rewards for short-term and long-term performance; and the Company’s policies should encourage executives to hold stock through stock option awards and restricted stock ownership that aligns their interests with those of our other stockholders. The purpose of our executive compensation program is to provide incentives for our executives to meet or exceed the Company’s expectations, and to meet specific individualized goals. We believe our compensation objectives are best pursued through a combination of base salary, annual bonus, equity compensation, and other benefits. With the exception of equity, or stock-based compensation, all compensation is paid in cash.

We believe that stock-based compensation provides a means for our executives to obtain a degree of ownership of our Company, and therefore align corporate and individual goals. The issuance of equity compensation have generally not been based on performance, but rather as a component of each officer’s initial compensation offering package (see the narrative below accompanying the Summary Compensation Table for further details), as well as for promotions, further compensation incentives, and retention. Beginning in April 2010, the Compensation Committee has incorporated performance based elements into stock option grants to our executive officers. As cash bonuses are based on both individual and company-wide performance and objectives, we offer a market-competitive base salary for the executive position so as to mitigate the volatility we may experience with regards to overall performance and objectives. It is our philosophy that bonuses are to be used to provide an added incentive to meet additional objectives which exceed ordinary expectations and not as component of salary.

Compensation Benchmarking and the Role of Consultants

Review of External Data

Each year the Compensation Committee reviews the total compensation package of each named executive officer based upon the recommendations of the Chief Executive Officer and such outside consultants as the Compensation Committee has deemed appropriate. We have determined, and continue to believe, that our compensation levels should be competitive in our market and that compensation packages should be aligned with our business goals and objectives. However, we strongly believe in engaging the best talent in critical functions, and this can entail negotiations with individual executives who have significant compensation and/or retention packages in place with other employers. In order to attract such individuals, the Compensation Committee may from time to time determine that it is in the Company’s best interest to negotiate compensation packages that deviate from the general principle of targeting a competitive compensation package, including compensating an executive for bonuses and/or other incentives that the executive may forfeit upon leaving a prior position. Similarly, the Compensation Committee may determine to provide compensation outside of the normal cycle to certain individuals to address retention issues.

In December 2006 the Compensation Committee engaged The Hay Group for the purpose of reviewing the Company’s bonus program (as described below in “Elements of Compensation”). Based upon the results of their review in December 2006, the Compensation Committee recommended to the Board, and the Board adopted, certain revisions to the Company’s bonus plan which were accepted in fiscal 2007 and continued through fiscal 2010. The revisions pertained to the target bonus percentage for our named executive officers who are Vice Presidents, and included a revised payout formula for exceeding or failing to achieve the Company’s target objectives by a pre-defined amount. The revisions were as follows: target earnings before interest, taxes, depreciation and amortization (“EBITDA”) was divided into a range between a minimum target threshold and a maximum target threshold; the minimum payout percentage of previously defined target EBITDA was revised downward from 100% to 50%, and a payout percentage of 150% was established for the maximum threshold. Based upon a review of the compensation arrangements discussed below, we believe that the value and design of our executive compensation program has adequately addressed our goals and compensation philosophy.

In December 2009, the Compensation Committee considered and approved engaging an outside compensation consultant. In January 2010, the Compensation Committee retained Compensation Resources, Inc. as its outside compensation consultant, to provide advice and recommendations on the amount and form of executive and director compensation. The outside compensation consultant assisted the Compensation Committee by:

i.	making recommendations regarding executive and director equity compensation (including amounts and forms of compensation, including performance based equity grants to the executive officers) consistent with the Company’s business needs, pay philosophy, market trends and latest legal and regulatory considerations;

ii.	providing market data (including compiling peer group and related performance data) as background to decisions regarding Chief Executive Officer and executive senior management base salary, bonus and long term incentives; and

iii.	advising the Compensation Committee on industry practices for effectively structuring executive equity arrangements; utilizing time-based and performance-based elements; while representing stockholders’ interests.

In October 2010, the Compensation Committee considered and retained the Hay Group as an independent consultant with respect to executive compensation and director compensation matters. The Hay Group focuses on advising boards on executive compensation and provides executive compensation advisory. The Hay Group reports only to, and acts solely at the direction of, the Compensation Committee. The Company’s management does not direct or oversee the activities of the Hay Group with respect to the Company’s executive compensation program. Hay Group was retained to prepare compensation surveys for review by the Compensation Committee, in advance of the annual executive officer compensation reviews which occur in the first quarter each year. Hay Group worked with the Company’s Human Resources department to compare compensation paid to the Company’s executive officers with compensation paid for comparable positions at companies included in the compensation surveys at the direction of the Compensation Committee. The Compensation Committee has also instructed the Hay Group and the Company’s Human Resources department to prepare an analysis on compensation data for each named executive officer. In conducting its assignment, the Hay Group contacted the Company’s management, including the then Chairman of the Board and Chief Executive Officer, as well as the General Counsel and the Vice President of Human Resources, to carry out its assignment. However, the Hay Group reported solely to the Compensation Committee. In connection with the engagement of the Hay Group, and earlier in 2010 Compensation Resources, Inc., the Compensation Committee approved the fee schedules for compensation consulting fees and services.

Selection of Peer Groups

The Committee recognizes the value of using a peer group to further its understanding of the competitive market for executive talent and in 2010, reconstituted its peer group. In October 2010, The Hay Group was retained to compile survey information on a group of comparable retail companies to assist the Compensation Committee in comparing the Company’s executive compensation program to programs maintained by those companies. In general, the “Peer Group” comprises 11 retail companies that have revenues between 1/2 to 2 times our revenue, and have a market capitalization between 1/3 and 3 times ours. Some companies in our peer group fall outside this selection range and we include them in the peer group because we compete with such companies for talented executives.

The Peer Group is made up of the following companies:

Buckle

Cato Corp.

Citi Trends

hhgregg

Hibbett Sports, Inc.

Jos A Bank Clothiers

Lululemon Athletica, Inc.

Lumber Liquidators Holdings, Inc.

Rue21, Inc.

Ulta Salon, Cosmetics & Fragrance, Inc.

Zumiez

Elements of Total Compensation

Components of our executive compensation described below:

Base Salary

Base salary for our executives is determined based on the specific level of the executive, responsibilities of his or her position, and certain benchmarking and labor market factors. Generally, the goal is to achieve a salary that is competitive with the salary for similar positions in similar industries within our Company’s geographic region. We offer what we believe are market-competitive base salaries for executives in similar positions with similar responsibilities at comparable companies in order to mitigate the volatility we may experience with regard to overall Company performance and objectives as the result of not being able to attract or retain talented executive officers. Salaries are reviewed during the annual review process to determine whether any change is appropriate. Any increase in salary for the named executive officers is subject to Compensation Committee approval. In addition, base salaries may be adjusted, on occasion at the Compensation Committee’s discretion, to realign a particular executive’s salary with those prevailing in the market.

Annual Bonus

It is our philosophy that bonuses are to be used to provide an added incentive to meet additional objectives which exceed ordinary expectations. Based upon the recommendation of the Hay Group, for fiscal 2007, the target bonuses were 100% of base salary for the Chief Executive Officer, 50% of base salary for the President and Chief Merchandising Officer, and 30% of base salary for the other named executive officers. Upon the hiring of the Chief Financial Officer and Chief Operating Officer in 2007, the Compensation Committee determined that the target bonus for this position should be 50% of base salary. Based upon the recommendation of the Hay Group, for fiscal 2011, the target bonuses are 100% of base salary for the Chief Executive Officer, 70% of base salary for the President and Chief Operating Officer, 50% of base salary for the Executive Chairman and Chief Financial Officer, 45% of base salary for the Chief Marketing Officer and 35% of base salary for the other named executive officers.

The dollar target necessary for the issuance of cash bonuses to our named executive officers for fiscal 2010 was a minimum internal earnings before interest, taxes, depreciation and amortization (“EBITDA”) target of $74.0 million. For fiscal 2010, as a result of exceeding the minimum EBITDA target a corporate multiplier of 150% was applied to each executive’s pre-defined bonus payout percentage. Internal EBITDA represents net income before provision for income tax, interest income and expense, depreciation and amortization, and deferred rent expense, as well non-cash stock-compensation expense, and certain other unusual items. For fiscal 2010, the internal EBITDA target was met and the individual target bonuses were 50% of base salary for the President and Chief Merchandising Officer, and Chief Financial Officer and Chief Operating Officer, and 30% of base salary for the other named executive officers. With the exception of our current and former Chief Executive Officers, whose annual bonuses are established by the Compensation Committee in a manner consistent with their employment contracts, annual bonuses are determined based on the guidelines provided in our Management Incentive Plan (“MIP”). Pursuant to his employment agreement, our current Chief Executive Officer’s target bonus is 100% of his base salary for the years following fiscal 2009. Executive bonuses for fiscal 2011 will continue to be based on internal EBITDA and similar methodologies that have been employed in prior years, along with an adjustment for capital employed during the year.

In fiscal 2010, the Compensation Committee determined that each named executive officer earned a portion of their respective target bonus as described below. Then President and Chief Merchandising Officer, Anthony Truesdale, earned 97.6% of his target bonus resulting in a bonus payment of approximately 73.1% of his base salary; then Chief Financial Officer and Chief Operating Officer, Michael Archbold, earned 97.6% of his target bonus resulting in a bonus payment of approximately 73.1% of his base salary; and the Chief Marketing Officer, Louis Weiss, earned approximately 96.0% of his target bonus resulting in a bonus payment of approximately

48.1% of his base salary. Then Vice President of Finance, Cosmo LaForgia, received a bonus payment of approximately 42.7% of his base salary. Then Chief Executive Officer, Rick Markee, earned 97.5% of his target bonus resulting in a bonus payment of approximately 146.3% of his base salary. In fiscal 2009, the Compensation Committee determined that each named executive officer earned a portion of their respective target bonus as described below. The President and Chief Merchandising Officer earned 97.6% of his target bonus resulting in a bonus payment of approximately 70.2% of his base salary; the Chief Financial Officer and Chief Operating Officer earned 96.2% of his target bonus resulting in a bonus payment of approximately 69.3% of his base salary; and the Chief Marketing Officer earned approximately 92% of his target bonus resulting in a bonus payment of approximately 39.6% of his base salary. The Vice President of Finance received a bonus payment of approximately 43% of his base salary. Then Chief Executive Officer, Rick Markee, earned a fixed bonus amount as provided by his employment agreement dated September 2009. In fiscal 2008, the Compensation Committee determined that the former Chief Executive Officer earned 95% of his target bonus and each other named executive officers, except the Vice President and General Manager—Direct, earned 100% of their respective target bonus as described below. This resulted in a bonus payment to the Chief Executive Officer of 95% of his base salary; to each of the President, and Chief Merchandising Officer and the Chief Financial Officer and Chief Operating Officer of 50% of his base salary; and to the Vice President of Finance of 30% of his base salary. The Vice President and General Manager—Direct earned 90% of his target bonus of 30% of his base salary.

The MIP is a cash-based, pay-for-performance annual incentive plan which was adopted in December 2004. The MIP allows for a range of cash awards based on the participant’s base salary, level of employment, our operating results and individual objectives. Individual objectives are established by the employee’s supervisor and the Chief Executive Officer. The annual bonus for all participants in the MIP is based upon a combination of Company and individual objectives, subject to the Compensation Committee’s discretion to award lesser amounts to individual executives based upon performance and the recommendation of the Chief Executive Officer. Under the MIP, awards will be calculated and paid after our financial results have been reviewed, at which time the cash awards are processed and paid before March 15 of the following year. In order to maintain the tax deductibility of payments under the MIP in the year accrued, the Compensation Committee has authorized the payment of the bonus based upon unaudited financial data which is discussed by the Chairman of the Compensation Committee with the Company’s outside auditors. The Compensation Committee plans to review the plan periodically, and present any proposed changes to the Board.

The formula below provides an illustration as to how the annual bonus award pursuant to the MIP is calculated.

Annual Compensation x Participant’s Target Bonus x Corporate Multiplier = MIP Award

Annual Compensation

Annual Compensation is the participant’s compensation for the fiscal year for which the bonus is being paid.

Participant’s Target Bonus

Each position has a target bonus, which is a percentage of the individual’s base salary. The target bonus for the Chief Executive Officer was established pursuant to his employment agreement at 100% of his base salary. In 2010, these target objectives were 50% of base salary for both the President and Chief Merchandising Officer, and the Chief Financial Officer and Chief Operating Officer, and 30% of base salary for the other named executive officers. The participant’s target bonus is divided into two components: corporate objectives, which make up 75% of the participant’s target bonus, and individual objectives, which make up 25% of the participant’s target bonus.

The Corporate Objectives

The corporate performance objectives are established each year by the Compensation Committee and Board as part of the budgeting process. Each year, corporate objectives are reviewed by the Compensation Committee and approved by our Board. To date, the corporate objectives have always been financial, although the Compensation Committee may in the future designate objectives that include both financial (objective) criteria and/or subjective criteria. In fiscal 2004 and prior years, if the target Company performance objective was not satisfied, there was no bonus payout for any eligible participant. As of fiscal 2005, the MIP was revised so that individuals would be paid a bonus based upon the satisfaction of their individual objectives, even if the corporate objective were not satisfied.

Individual Objectives

The individual component of the bonus is customized to each individual’s position at the Company. In 2006 a named executive officer could satisfy some of his individual performance objectives even if the Company did not satisfy its performance objectives and receive a bonus payment under the MIP. Effective for fiscal 2007 through fiscal 2010 the MIP was further revised, and if our Company does not achieve 95% of its Company performance objective, individual performance bonuses will not be paid.

Corporate Multiplier

In fiscal 2006 and prior, the MIP provided that if the corporate performance objective was exceeded, there would be an increase in the bonus payment, subject to incremental increases. Beginning in fiscal 2007 and continuing through fiscal 2010, the bonus payments ranged from 50% to 150% of the participant’s target bonus based upon the achievement of certain corporate performance objectives. In addition, we also determined that for fiscal 2007 and subsequent years, if we attain between 95% and 100% of the corporate performance objectives, but if we do not show improvement in the operating (i.e., non-sales) components of our business, there will be no payments under the MIP.

Individual Bonus Plans

On occasion, we have determined that it is desirable to adopt an individualized bonus plan for certain executives in order to entice them to leave alternate employment. We adopted such a plan for Mr. Weiss, our Vice President and General Manager – Direct, which is summarized below under “Employment Agreements” and which is also described in the narrative accompanying the Summary Compensation Table.

Long-term Incentive Compensation

We believe that granting stock options encourages our executives to focus on our Company’s future success. Our company issues grants for stock options under the Amended and Restated 2006 Stock Option Plan and the Vitamin Shoppe 2009 Equity Incentive Plan, which was adopted on September 2, 2009. Our named executive officers and certain outside directors participate in both plans. The number of stock options recipients are granted is based on their position within the Company. In the case of certain named executive officers, the number of options was a negotiated part of their individual employment packages. These grants are summarized in “Grants of Plan Based Awards.” All grants to officers require the approval of our Board.

Other

Perquisites are awarded on a case by case basis based on individual employment agreements. They are determined based on an individual basis and approved by the Compensation Committee and the Board. Compensation components classified as “Other” which are offered to the named executive officers along with all employees of Vitamin Shoppe include a 401(k) plan with a Company match, and Company-paid disability and life insurance.

For fiscal 2010 we did not have a pension program for our employees.

We adopted a deferred compensation plan in fiscal 2007 for senior level employees. The authorization for such plan prohibits any Company contributions on behalf of any officer (other than the voluntary election to defer the payment of a portion of such individual’s salary) without further Compensation Committee authorization. During fiscal 2010, one named executive officer, Anthony Truesdale, contributed $64,453.27 of his annual earnings under that plan. There were no Company contributions authorized during fiscal 2008, fiscal 2009, or fiscal 2010.

Compensation Recovery Policies

In 2010, the Compensation Committee began adding clawback language in its equity grants, giving the Board the discretion to seek recoupment of the incentive based compensation paid or granted to certain executive officers in the event of a material restatement of the Company’s financial statements (other than to comply with changes in applicable accounting principles). Provisions for recoupment of incentive based compensation were added to the employment agreements of the Executive Chairman, the Chief Executive Officer and the President and Chief Operating Officer in February 2011. The Compensation Committee will reevaluate and, if necessary, revise the Company’s clawback policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the clawback requirements have been finalized by the SEC.

Ownership Guidelines

Insider Trading Policy

Our insider trading policy includes certain periods subject to black-out and other limitations regarding trading of our stock.

Equity Award Grant Date Policy

We do not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. In addition, the Compensation Committee has adopted specific written policies regarding the grant dates of stock option and stock-based awards made to our directors, executive officers and associates. See “Director Compensation” and “Compensation Discussion and Analysis—General Compensation Philosophy, Objectives and Purpose” below for more information.

Tax Treatment

The Company generally receives a tax deduction for payments to executives under its annual and long-term incentive plans. The Internal Revenue Code limits the income tax deduction that the Company may take for compensation paid to the Chief Executive Officer and the other named executive officers. The limit is $1 million per executive per year. However, performance-based compensation is excluded from the limitation. All compensation of named executive officers in 2010 is fully tax deductible by the Company. The Compensation Committee intends that the annual incentive bonus, stock options, performance share awards and restricted stock unit grants will be deductible by the Company.

Compensation Risks

The Compensation Committee has conducted a risk assessment of our compensation policies and practices and we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. All aspects of our compensation programs, including base salary, annual incentive compensation, long-term incentive compensation, and benefits, including severance benefits payable upon involuntary termination of employment, have been reviewed in terms of the long-term best interests of shareholders. The Compensation Committee believes that our executive pay practices comprise adequate financial security and incentives for executive officers to achieve the optimal short-term and long-term objectives of the Company. The Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE OFFICERS

The following table sets forth the name, age and principal position of each of the Company’s executive officers:

NAME	AGE	POSITION
Anthony N. Truesdale	48	Chief Executive Officer
Richard L. Markee	57	Executive Chairman of the Board, Director
Michael G. Archbold	50	President and Chief Operating Officer
Brenda Galgano	42	Chief Financial Officer
Cosmo La Forgia	56	Former Vice President, Finance
Louis H. Weiss	42	Chief Marketing Officer
James M. Sander	54	Vice President, General Counsel and Corporate Secretary

Anthony N. Truesdale has served as our Chief Executive Officer since April 4, 2011 and was our President and Chief Merchandising Officer since April 2006. Prior to joining us, he was Senior Vice President of Merchandising and Supply Chain Management at Petsmart, Inc., holding various positions of increasing responsibility since January 1999. Before joining Petsmart, Inc., Mr. Truesdale worked for two years at Sainsbury’s in the United Kingdom as the Senior Manager for produce and for 16 years with various operations and merchandising roles at Shaws Supermarkets in New England. Mr. Truesdale also serves on the board of Pet Supplies Plus, Inc.

Richard L. Markee has served as our Executive Chairman since April 4, 2011, and has been a director since September 2006, and was non-executive Chairman of the Board and a Director from April 2007 to September 2009. From September 8, 2009, Mr. Markee to April 4, 2011 he served as the Company’s Chief Executive Officer and as Chairman of the Board. He previously served as the President of Babies “R” Us since August 2004 and Vice Chairman of Toys “R” Us, Inc. since May 2003 through November 2007. Mr. Markee also served as interim chief executive officer of Toys “R” Us, Inc. and its subsidiaries from July 2005 to February 2006. Mr. Markee served as President of Toys “R” Us U.S. from May 2003 to August 2004. From January 2002 to May 2003, he was Executive Vice President—President—Specialty Businesses and International Operations of Toys “R” Us. Mr. Markee was an Operating Partner of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies from November 2008 to September 2009. From 2006 to 2008, Mr. Markee was an Operating Partner of Bear Stearns Merchant Banking, the predecessor to Irving Place Capital Management, L.P. He has also been a director of Dorel Industries since November 2008. From June 2005 through July 2006, he served on the board of directors of The Sports Authority, Inc. From October 1999 to January 2002, he served as Executive Vice President—President of Babies “R” Us and the Chairman of Kids “R” Us.

Michael G. Archbold has served as our President and Chief Operating Officer since April 4, 2011, and was our Executive Vice President, Chief Operating Officer and Chief Financial Officer since April 2007. Mr. Archbold served as Executive Vice President / Chief Financial and Administrative Officer of Saks Fifth Avenue from 2005 to 2007. From 2002 to 2005 he served as Chief Financial Officer for AutoZone, originally as Senior Vice President, and later as Executive Vice President. Mr. Archbold currently serves as Lead Independent Director of the Borders Group board of directors. Mr. Archbold is an inactive Certified Public Accountant, and has 20 years of financial experience in the retail industry.

Brenda Galgano, CPA, has served as our Chief Financial Officer since March 31, 2011. She previously served as Senior Vice President and Chief Financial Officer for The Great Atlantic & Pacific Tea Company, Inc. from November 2005 through March 2011, and from February 2010 was additionally appointed their Treasurer. Ms. Galgano served as Senior Vice President and Corporate Controller, from November 2004 to November 2005, Vice President, Corporate Controller from February 2002 to November 2004, Assistant Corporate Controller from July 2000 to February 2002 and Director of Corporate Accounting from October 1999 to July 2000. The Great Atlantic & Pacific Tea Company, Inc., filed for protection under chapter 11 of the

Bankruptcy Code in December 2010. Prior to joining The Great Atlantic & Pacific Tea Company, Inc., Ms. Galgano was with PricewaterhouseCoopers LLP as Senior Manager, Assurance and Business Advisory Services.

Cosmo La Forgia was our Vice President, Finance from September 2004 until he left the Company on February 25, 2011. Mr. La Forgia joined us as Corporate Controller in January 2003. Prior to that time, Mr. La Forgia was Divisional Controller for The Home Depot, Inc. from June 1998 to December 2002.

Louis H. Weiss has served as our Vice President, Internet and Catalog Business since December 2006 and was promoted to Chief Marketing Officer in fiscal 2009. Prior to December 2006, Mr. Weiss served as president for Gaiam Direct, the direct marketing unit of Gaiam Inc., in 2005 and 2006. In 2004 and 2005 he was Senior Vice President of Good Times Entertainment. In July 2005, Good Times Entertainment filed a petition under chapter 11 of the Bankruptcy Code and was acquired by Gaiam, Inc. later that year. In 2003 and 2004, Mr. Weiss served as a strategic consultant to various online direct marketing companies. From 2000 through 2003 Mr. Weiss was with Blue Dolphin, Inc. in various executive capacities, and was President at the time he left the company.

James M. Sander has served as our Vice President, General Counsel and Corporate Secretary since November 2008. Prior to joining the Company, Mr. Sander was Senior Vice President, General Counsel and Secretary at Sharper Image Corporation from July 2007 to July 2008. Sharper Image Corporation filed for protection under chapter 11 of the Bankruptcy Code in February 2008. From August 2005 to July 2007, Mr. Sander was in private practice with Holsworth Sander and Associates in Pittsburgh, PA. From October 1988 to August 2005, Mr. Sander was counsel for General Nutrition Companies, Inc. and its subsidiaries, serving as their Vice President, Chief Legal Officer and Corporate Secretary from February 1993 and as their Senior Vice President, Chief Legal Officer and Corporate Secretary from December 2003. Mr. Sander has his Juris Doctor Degree from the Duquesne University School of Law.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary $	Bonus $	Stock Awards $	Option Awards $(1)	Non-Equity Incentive Plan Comp $	All Other Compensation $	Total $
Richard Markee(2)	2008	—	—	—	—	—	—	—
Chief Executive Officer	2009	192,588	300,000	1,299,898	2,246,501	—	2,025	4,041,012
	2010	600,000	877,500	—	—	—	8,290	1,485,790

Michael Archbold	2008	461,245	230,623	—	—	—	9,276	701,144
Chief Financial Officer and Chief Operating Officer	2009	472,516	321,275		—	—	16,462	810,253
	2010	475,446	347,473	374,785	126,256	—	7,740	1,331,701

Anthony N. Truesdale	2008	486,825	243,413	—	—	—	11,583	741,821
President and Chief Merchandising Officer	2009	498,710	343,489	—	—	—	11,196	853,395
	2010	501,739	366,690	212,129	153,311	—	10,190	1,244,059

Cosmo La Forgia	2008	273,816	82,216	—	—	—	10,761	366,793
VP, Finance	2009	280,493	118,887	—	—	—	10,936	410,316
	2010	281,039	120,087	49,910	36,075		10,190	497,301

Louis Weiss	2008	340,385	91,904	—	324,999	—	11,444	768,732
VP, General Manager- Direct	2009	377,885	148,573	—	—	—	13,688	540,146
	2010	381,202	159,533	49,910	36,075	—	10,190	636,910

(1)	The value of option awards granted to our named executive officers has been estimated pursuant to the requirements under fair value accounting. The assumptions used for estimating the fair value for those compensatory grants, are outlined in Note 3 to our financial statements, as filed in the Annual Report on Form 10-K on March 9, 2011. The weighted average fair value of our options granted during fiscal 2010, fiscal 2009, and fiscal 2008 calculated pursuant to fair value requirements, was $11.54, $7.70, and $7.92, respectively, after taking into account the approximately 1.8611-for-one retroactive split during 2009. See Note 3, “Summary of Significant Accounting Policies—Stock-Based Compensation,” in the 10-K for further discussion.
(2)	Mr. Markee’s fiscal 2009 compensation represents amounts earned commencing in September 2009, his month of hire, through December 2009. These amounts do not represent a full year’s compensation.

Perquisites Table

		Mr. Markee	Mr. Archbold	Mr. Truesdale	Mr. La Forgia	Mr. Weiss
Car Allowance	2008	—	—	—	—	—
	2009	1,950	—	—	—	—
	2010	7,900	—	—	—	—
Life Insurance Premiums(1)	2008	—	450	450	450	450
	2009	75	450	450	450	450
	2010	390	390	390	390	390
401(k) Company Contribution	2008	—	8,826	11,133	10,311	10,994
	2009	—	16,012	10,746	10,486	13,238
	2010	—	7,350	9,800	9,800	9,800

Totals	2008	$—	$9,276	$11,583	$10,761	$11,444
Totals	2009	$2,025	$16,462	$11,196	$10,936	$13,688
Totals	2010	$8,290	$7,740	$10,190	$10,190	$10,190

(1)	The amounts shown represent premiums paid by the Company on behalf of the executive.

Grants of Plan Based Awards

We award equity grants under the Vitamin Shoppe, Inc. 2006 Stock Option Plan, as amended, and the Vitamin Shoppe 2009 Equity Incentive Plan. The plans provide for grants of stock options and restricted common shares to certain directors, officers, consultants and employees of Vitamin Shoppe and its subsidiaries. The plans are administered by the Board. A total of 916,305 shares of the Company’s common stock were available for issuance under the plans as of December 25, 2010. As of December 25, 2010, options to purchase 2,253,053 shares of common stock and 126,446 unvested restricted shares were outstanding under the plans. The stock options are generally exercisable at not less than the fair market value on the date of grant. Restricted shares are issued at not less than the fair market value on the date of the award. Generally, both options and restricted shares awarded shall become vested in four equal increments on each of the first, second, third and fourth anniversaries of the grant date. The stock options granted under the plans have a maximum term of 10 years. Vested grants from the 2006 and 2009 plans are exercisable 30 days and 90 days, respectively, from the date of termination of employment without cause. There are no additional factors affecting ability to exercise other than the general vesting terms.

The following table details the equity grants to the named executive officers that were outstanding on December 25, 2010:

Grants of Stock Based Awards

Name	Grant Date		Number of Option Awards	Exercise Price of Awards ($/sh)	Fair Value of Grant ($)
Richard Markee	9/8/2009		372,218	15.11	6.35
	9/8/2009	*	90,557	—	15.11

Michael Archbold	4/16/2007		372,218	12.79	7.19
	4/16/2007		93,054	13.43	7.04
	4/16/2007		93,054	16.12	6.45
	3/2/2010	*	10,000	—	20.01
	4/6/2010	*	7,595	—	23.00
	4/6/2010		8,750	23.00	11.66
	4/6/2010		8,750	23.00	11.08

Anthony Truesdale	4/2/2006		364,077	6.16	3.68
	4/2/2006		121,358	10.75	2.87
	4/2/2006		121,358	13.43	2.54
	4/2/2006		121,358	16.12	2.27
	4/6/2010	*	9,223	—	23.00
	4/6/2010		10,625	23.00	11.66
	4/6/2010		10,625	23.00	11.08

Cosmo La Forgia	7/1/2003		34,270	5.37	—
	7/1/2003		11,423	10.75	—
	7/1/2003		11,423	13.43	—
	7/1/2003		11,423	16.12	—
	2/25/2007		931	10.75	4.72
	2/25/2007		931	13.43	4.23
	2/25/2007		931	16.12	3.82
	4/06/10	*	2,170	—	23.00
	4/6/2010		2,500	23.00	11.66
	4/6/2010		2,500	23.00	11.08

Louis Weiss	12/29/2006		44,666	7.70	4.52
	12/29/2006		14,889	10.75	3.92
	12/29/2006		14,889	13.43	3.50
	12/29/2006		14,889	16.12	3.16
	1/1/2008		37,222	15.21	7.70
	1/1/2008		7,444	16.12	7.46
	4/06/10	*	2,170	—	23.00
	4/6/2010		2,500	23.00	11.66
	4/6/2010		2,500	23.00	11.08

*	Restricted stock grant.

Those grants issued prior to January 2006 were not subject to the provisions of fair value accounting for stock compensation. Consequently, they were valued using the minimum value method for equity share options for pro forma disclosure purposes only, and do not reflect the same fair value they would have had they been valued under the current fair value provisions.

The table below outlines the vesting details for outstanding equity awards held by named executive officers as of December 25, 2010:

Outstanding Equity Awards as of December 25, 2010

	Option Awards				Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock Not Yet Vested	Market Value of Shares or Units of Stock Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, or Other Rights That Have Not Vested	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units, or other Rights Not Vested
Richard Markee	107,221	255,900	15.11	3/7/2017
	—	—	—	—	62,258	2,100,583
Michael Archbold	102,427	69,791	12.79	4/16/2017
	75,607	17,447	13.43	4/16/2017
	75,607	17,447	16.12	4/16/2017
	—	—	—		10,000	337,400
	—	—	—		7,595	256,255
	—	8,750	23.00	4/6/2020
	—	8,750	23.00	4/6/2020
Anthony Truesdale	112,977	—	6.16	4/1/2016
	100,524	—	10.75	4/1/2016
	100,524	—	13.43	4/1/2016
	100,524	—	16.12	4/1/2016
	—	—	—		9,223	311,184
	—	10,625	23.00	4/6/2020
	—	10,625	23.00	4/6/2020
Cosmo La Forgia	—	—	5.37	7/1/2013
	—	—	10.75	7/1/2013
	—	—	13.43	7/1/2013
	9,939	—	16.12	7/1/2013
	698	233	10.75	2/24/2017
	698	233	13.43	2/24/2017
	698	233	16.12	2/24/2017
	—	—	—		2,170	73,216
	—	2,500	23.00	4/6/2020
	—	2,500	23.00	4/6/2020
Louis Weiss	—	8,375	7.70	12/29/2016
	—	2,792	10.75	12/29/2016
	1,057	2,792	13.43	12/29/2016
	12,097	2,792	16.12	12/29/2016
	18,611	18,611	15.21	1/1/2018
	3,722	3,722	16.12	1/1/2018
	—	—	—		2,170	73,216
	—	2,500	23.00	4/6/2020
	—	2,500	23.00	4/6/2020

Options Exercised and Stock Vested

There were 663,989 stock options exercised during fiscal 2010 by our executives. We grant both stock option and restricted share awards to our executives. There were 28,299 restricted shares vested as of December 25, 2010.

Pension Benefits

We currently do not have a pension program for our employees, officers or directors.

Nonqualified Deferred Compensation

During fiscal 2007 we adopted a nonqualified deferred compensation plan for senior level employees. The authorization for such plan prohibits any Company contributions on behalf of any officer (other than the voluntary election to defer the payment of a portion of such individual’s salary) without further Compensation Committee authorization. There were no Company contributions authorized since the plans inception through the end of Fiscal 2010.

Employment Agreements

As of December 25, 2010, the following of our named executive officers were employed with us pursuant to written employment agreements.

Richard L. Markee. Mr. Markee’s employment agreement, dated September 9, 2009, as amended February 28, 2011, is for a term of employment ending September 10, 2013, unless earlier terminated, and provides that Mr. Markee shall serve as Executive Chairman of the Company and his annual base salary will be $400,000. Prior to April 4, 2011, Mr. Markee served also as Chief Executive Officer and earned a base salary of $600,000 per annum. Mr. Markee is eligible for an annual cash bonus award. For the 2010 fiscal year, Mr. Markee received an annual cash bonus of $877,500, payable in calendar year 2011 at the same time annual bonuses are paid to other senior executives of the Company. For each fiscal year thereafter during the term of the employment agreement, Mr. Markee will be eligible for an annual cash bonus, based on a target opportunity of 50% of his base salary, payable at the same time annual bonuses are paid to other senior executives of the Company. The annual cash bonus is based on both the Company’s satisfaction of certain operating objectives and Mr. Markee’s satisfaction of certain individual operating objectives, each as specified by the Board of Directors. Mr. Markee is entitled to participate in any health, disability and life insurance and other employee benefit plans and programs made available by the Company to its senior management employees generally. Mr. Markee is entitled to five weeks of vacation time per fiscal year. If Mr. Markee is terminated “with cause” he will be entitled to any vested right of benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits will continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full after such termination. If Mr. Markee is terminated “without cause” or for “good reason” he shall be entitled to his base salary from the date of the termination of his employment through the earlier to occur of (i) the last date of the term of the employment agreement and (ii) the date that is twelve months following his termination. Mr. Markee will also be entitled to the full amount of any unpaid annual cash bonus for any calendar year of the Company prior to the calendar year in which his employment is terminated and for the calendar year in which his employment is terminated, on a pro rata basis, and the Company will continue to pay its share of his health insurance costs till his age of sixty-five.

Anthony N. Truesdale. Mr. Truesdale’s employment agreement, dated September 25, 2009, as amended February 28, 2011, provides that Mr. Truesdale shall serve as Chief Executive Officer of the Company and his annual base salary shall be changed to $675,000. Prior to April 4, 2011, Mr. Truesdale served as President and Chief Merchandising Officer. The agreement sets forth an initial term ending March 31, 2012 and automatic renewal for up to three successive one-year periods unless either Mr. Truesdale or the Company notifies the other of its intent not to renew the agreement. The agreement also provides that Mr. Truesdale will be eligible for an annual cash bonus in with a target amount of 100% of his base salary. Such annual bonus will be based on both the Company’s satisfaction of certain operating objectives and Mr. Truesdale’s satisfaction of certain individual operating objectives, each as specified by the Board of Directors. The agreement also provides that Mr. Truesdale will receive restricted shares of Company common stock worth $1,750,000 no later than 15 days after April 4, 2011 pursuant to the Company’s 2009 Equity Incentive Plan. Subject to certain provisions for early vesting, such restricted shares will vest 50% on the third anniversary of the award date and 50% on the fourth anniversary of the award date. Moreover, the Company will grant Mr. Truesdale options to purchase shares (“Options”) of Company common stock with an aggregate value of $750,000. Such Options will be 50% pure time vested and

50% time vested together with certain performance vesting hurdles determined by the Compensation Committee of the Board of Directors. The agreement further provides that in 2012 Mr. Truesdale will be eligible for a target equity grant estimated at $1,000,000, to be comprised (i) 75% in Options (of which 50% will be pure time vested and 50% time vested together with certain performance vesting hurdles determined by the Compensation Committee of the Board of Directors) and (ii) of 25% in restricted shares that will vest 50% on the third anniversary of the award date and 50% on the fourth anniversary of the award date. The agreement provides that Options granted will have a strike price not less than the fair market value of the Company’s common stock at such time and vest 25% per year over a four year vesting period. The agreement also provides for Mr. Truesdale to receive an automobile allowance of $1,000 per month and up to 32 days of paid time off in accordance with the Company’s general employee policies. Mr. Truesdale’s agreement provides for severance payments upon termination of his employment without “cause” conditioned upon Mr. Truesdale delivering a general release in favor of the Company. The severance provisions provide that Mr. Truesdale will receive, subject to compliance with certain non-compete, non-solicitation and other obligations, an amount equal to (i) his annual base salary through the earlier of (x) twelve months after the date of termination and (y) the last day of either the initial term or the renewal term, (ii) the full amount of any unpaid bonus in respect of the immediately prior calendar year, (iii) if he has worked for the Company for at least six months during such year, a portion of bonus for the calendar year in which employment is terminated, and (iv) the other benefits provided to him under his employment agreement, until the earlier of (x) twelve months or (y) the time when he becomes eligible for such benefits offered by any subsequent employer. If Mr. Truesdale resigns his employment due to a “change of control” of the Company followed within twelve months by a material adverse change in status, the severance provisions provide that he will receive, subject to compliance with certain non-compete, non-solicitation and other obligations, an amount equal to (i) his annual base salary for twelve months after the date of termination, (ii) the full amount of any unpaid bonus in respect of the immediately prior calendar year, (iii) if he has worked for the Company for at least six months during such year, a portion of the bonus for the calendar year in which employment is terminated, and (iv) the other benefits provided to him under his employment agreement, until the earlier of (x) twelve months or (y) the time when he becomes eligible for such benefits offered by any subsequent employer. The employment agreement provides that if Mr. Truesdale’s employment is terminated due to the Company not renewing either the initial term of employment or any of the one-year extension periods, or upon the expiration of the third one-year extension of the employment term, then Mr. Truesdale will be entitled to receive the same severance he would receive if the Company had terminated him without cause. Mr. Truesdale’s employment contract also provides that in the event that his employment is terminated by the Company without cause (or due to its non-renewal of the employment term as described above), the component of his severance that is determined by reference to continued payment of his base salary will be paid as continued payment of his base salary until the date that is twelve months following Mr. Truesdale’s termination of employment.

Michael G. Archbold. Mr. Archbold’s employment agreement, dated September 25, 2009, as amended February 28, 2011, provides that Mr. Archbold shall serve as President and Chief Operating Officer of the Company and his annual base salary shall be $535,000. Prior to April 4, 2011, Mr. Archbold served as Executive Vice President, Chief Financial Officer and Chief Operating Officer. The agreement sets forth a term ending April 15, 2012 and automatic renewal for up to three successive one year periods unless either Mr. Archbold or the Company notifies the other of its intent not to renew the agreement. The agreement also provides that Mr. Archbold will be eligible for an annual cash bonus in with a target amount of 70% of his base salary. Such annual bonus will be based on both the Company’s satisfaction of certain operating objectives and Mr. Archbold’s satisfaction of certain individual operating objectives, each as specified by the Board of Directors. The agreement also provides that Mr. Archbold will receive restricted shares of Company common stock worth $1,000,000 no later than 15 days after April 4, 2011 pursuant to the Company’s 2009 Equity Incentive Plan. Subject to certain provisions for early vesting, such restricted shares will vest 50% on the third anniversary of the award date and 50% on the fourth anniversary of the award date. Moreover, the Company will grant Mr. Archbold Options with an aggregate value of $450,000. Such Options will be 50% pure time vested and 50% time vested together with certain performance vesting hurdles determined by the Compensation Committee of the Board of Directors. The agreement further provides that in 2012 Mr. Archbold will be eligible for a target equity grant estimated at $750,000, to be comprised (i) 75% in Options (of which 50% will be pure time vested and 50% time vested together with certain performance vesting hurdles determined by the Compensation Committee of the Board of Directors) and (ii) of 25% in restricted shares that will vest 50% on the third anniversary of the award date and 50% on the fourth anniversary of the award date. The agreement provides that Options granted will have a strike price not less than the fair market value of the Company’s common stock at such time and vest 25% per year over a four year vesting period. Mr. Archbold’s agreement provides for severance payments upon termination of his employment without “cause” conditioned upon Mr. Archbold delivering a general release in favor of the Company. The severance provisions provide that Mr. Archbold will receive, subject to compliance with certain non-compete, non-solicitation and other obligations, an amount equal to (i) his annual base salary through the earlier of (x) twelve months after the date of termination and (y) the last day of either the initial term or the renewal term, (ii) the full amount of any unpaid bonus in respect of the immediately prior calendar year, (iii) if he has worked for the Company for at least six months during such year, a portion of bonus for the calendar year in which employment is terminated, and (iv) the other benefits provided to him under his employment agreement, until the earlier of (x) twelve months or (y) the time when he becomes eligible for such benefits offered by any subsequent employer. If Mr. Archbold resigns his employment due to a “change of control” of the Company followed within twelve months by a material adverse change in status, the severance provisions provide that he will receive, subject to compliance with certain non-compete, non-solicitation and other obligations, an amount equal to (i) his annual base salary for twelve months after the date of termination, (ii) the full amount of any unpaid bonus in respect of the immediately prior calendar year, (iii) if he has worked for the Company for at least six months during such year, a portion of the bonus for the calendar year in which employment is terminated, and (iv) the other benefits provided to him under his employment agreement, until the earlier of (x) twelve months or (y) the time when he becomes eligible for such benefits offered by any subsequent employer. The amended agreement provides that if the Company terminates Mr. Archbold’s employment due to its not renewing either the initial term of employment or any of the one-year extension periods, or upon the expiration of the third one-year extension of the employment term, then Mr. Archbold will be entitled to receive the same severance he would receive if the Company had terminated him without cause. Mr. Archbold’s employment contract also provides that in the event that his employment is terminated by the Company without cause (or due to its non-renewal of the employment term as described above), the component of his severance that is determined by reference to continued payment of his base salary will be paid as continued payment of his base salary until the date that is twelve months following Mr. Archbold’s termination of employment.

Louis H. Weiss. Mr. Weiss’s employment agreement, dated January 15, 2007, sets forth a three year term and automatic renewal for up to three successive one year periods unless either Mr. Weiss or the Company notifies the other of intent not to renew the agreement. The agreement provides for an annual base salary, with a guaranteed increase of $50,000 after one year of employment, and an annual bonus based on achievement of Company performance objectives, as well as an additional guaranteed bonus for 2007 not subject to the terms of the standard annual performance-based plan. Mr. Weiss is also entitled to an additional bonus equal to 5% of the incremental EBIDTA related to the Company’s Direct business, the amount of which shall be reduced by the additional guaranteed bonus. In addition, Mr. Weiss was granted an additional 24,000 stock options, effective January 1, 2008. Mr. Weiss’s agreement provides for severance payments upon termination of his employment without “cause” conditioned upon Mr. Weiss delivering a general release in favor of the Company. The severance provisions provide that Mr. Weiss will receive, subject to compliance with certain non-compete, non-solicitation and other obligations, an amount equal to (i) his annual base salary through the earlier of (x) twelve months after the date of termination and (y) the last day of either the initial term or the renewal term, (ii) the full amount of any unpaid bonus in respect of the immediately prior calendar year, (iii) if he has worked for the Company for at least six months during such year, a portion of bonus for the calendar year in which employment is terminated, and (iv) the other benefits provided to him under his employment agreement, until the earlier of (x) twelve months or (y) the time when he becomes eligible for such benefits offered by any subsequent employer. If Mr. Weiss resigns his employment due to a material adverse change in status, the severance provisions provide that he will receive, subject to compliance with certain non-compete, non-solicitation and other obligations, an amount equal to (i) his annual base salary for twelve months after the date of termination, (ii) the full amount of any unpaid bonus in respect of the immediately prior calendar year, (iii) if he has worked for the Company for at least six months during such year, a portion of the bonus for the calendar year in which employment is terminated, and (iv) the other benefits provided to him under his employment agreement, until the earlier of (x) twelve months or (y) the time when he becomes eligible for such benefits offered by any subsequent employer.

Potential Payments Upon Termination or Change in Control

The employment agreements for our Chief Executive Officer, Mr. Truesdale, and our President and Chief Operating Officer, Mr. Archbold, respectively provide that if within the twelve-month period following a change in control there is a material adverse change in the executive’s functions, duties or responsibilities without the consent of the executive and the executive elects to terminate his employment, we are obligated to make severance payments equal to such executive’s base salary for up to a year from the date of termination, paid weekly; to pay any unpaid bonus earned in the year prior to termination; and to pay a pro-rated portion of annual bonus in the year of termination if the executive worked for six months or longer within that year. Our Executive Chairman, Mr. Markee’s employment agreement provides that if within the twelve-month period following a change in control there is a material adverse change in his functions, duties or responsibilities without his consent and he elects to terminate his employment, the Company is obligated to make severance payments equal to his base salary for up to a year from the date of termination, paid quarterly; to pay any unpaid bonus for the year prior to termination; and to pay a $100,000 bonus payment in the year of termination. The employment agreements of our other named executive officers provide that if there is a material adverse change in the executive’s functions, duties or responsibilities without the consent of the executive and the executive elects to terminate his employment, we are obligated to make severance payments equal to such executive’s base salary for up to a year from the date of termination, paid weekly; to pay any unpaid bonus earned in the year prior to termination; and to pay a pro-rated portion of annual bonus in the year of termination if the executive worked for six months or longer within that year. In addition to cash payments, all named executive officers are eligible for continued participation in all life, health, and disability and similar insurance plans with the same provisions as every Company employee for up to twelve months.

The following table summarizes potential payments upon the termination of each of our named executive officers or in the event of a change in control of the Company.

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Name	Benefit	Before Change In Control Termination for Good reason	After Change in Control Termination for Good reason	Voluntary Termination	Death	Disability	Change in Control
Richard Markee	Stock Options (1)	$1,997,527	$6,764,944	cease vesting			$6,764,944
	Severance Pay (2)	$630,000	$630,000
	Plan Benefits (3)	$7,200	7,200
	Pro-rate Bonus (4)	$630,000	630,000
	Life Insurance coverage (5)	$390	390

Anthony Truesdale	Stock Options (1)	$9,239,581	$9,467,806	cease vesting			$9,467,806
	Severance Pay (2)	$526,826	$526,826
	Plan Benefits (3)	$7,200	7,200
	Pro-rate Bonus (4)	$263,413	$263,413
	Life Insurance coverage (5)	$390	$390

Michael Archbold	Stock Options (1)	$5,013,604	$7,325,519	cease vesting			$7,325,519
	Severance Pay (2)	$499,219	$499,219
	Plan Benefits (3)	$7,200	7,200
	Pro-rate Bonus (4)	$249,609	$249,609
	Life Insurance coverage (5)	$390	$390

Cosmo La Forgia	Stock Options (1)	$217,652	$285,519	cease vesting			$285,519
	Severance Pay (2)	$295,090	$295,090
	Plan Benefits (3)	$7,200	7,200
	Pro-rate Bonus (4)	$88,527	$88,527
	Life Insurance coverage (5)	$390	$390

Louis Weiss	Stock Options (1)	$645,038	$1,497,326	cease vesting			$1,497,326
	Severance Pay (2)	$400,262	$400,262
	Plan Benefits (3)	$7,200	$7,200
	Pro-rate Bonus (4)	$120,079	$120,079
	Life Insurance coverage (5)	$390	$390

(1)	In the event of a termination without cause or for good reason or in the event of a voluntary termination, stock options will cease to vest. The amount reflects the value of options vested as of December 25, 2010. In the event of a change of control, options would become fully vested. The amount reflects the value of all outstanding options as of December 25, 2010.
(2)	Reflects one year of salary, per the severance terms of each executive’s employment agreement.
(3)	If the named executive officer elects COBRA coverage, the Company will pay the same amount for each applicable sub-category of coverage as the Company paid for such sub-category for the named executive officer before their termination for the duration of their severance pay stated above at (2). The Company’s payment obligations include the payment of dependent coverage if the named executive officer maintained dependent coverage prior to termination.
(4)	Named executive officers are entitled to pro rata bonus payments, pursuant to their respective employment agreements.
(5)	Life insurance coverage provided to the named executive officer prior to termination will be continued at the Company’s expense for one year following the executive’s termination date.

The foregoing table does not include amounts for any severance payments that would relate to bonuses that can not be determined at this point in time.

We are not obligated to make any cash payment or provide continued benefits to the named executive officers, other than certain vested retirement plans, if their employment is terminated by us for cause or by the executive without cause. In the event of a change of control, in addition to cash payments and insurance continuation, pursuant to our stock option plans, all unvested outstanding stock option grants vest immediately. Messrs. Markee, Archbold, Truesdale, La Forgia, and Weiss hold options that would vest upon any change in control, all of which are compensatory options which would impact our statements of operations.

Employee Benefit Plans

Our employees, including our named executive officers, are entitled to various employee benefits. These benefits include medical and dental care plans, flexible spending accounts for healthcare and life and disability insurance.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Pre Approval of Services

Before the independent registered public accountant is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. The Audit Committee may delegate to one or more designated members of the Audit Committee who are independent, as defined by SEC rules, the authority to grant pre-approvals, provided such pre-approvals are presented to the Audit Committee at a subsequent meeting.

(a) Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accountants, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.

(b) Pre-approval of a non-audit service to be performed by the independent registered public accountants of the Company shall be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.

Audit Fees

The independent registered public accounting firm of the Company during the fiscal year ended December 25, 2010 was Deloitte & Touche LLP. All Deloitte & Touche LLP services were approved in advance by the Audit Committee. The aggregate fees billed by Deloitte & Touche LLP during the fiscal years 2009 and 2010 are set forth in the table below:

FEE TYPE	2010	2009
Audit(1)	$777,300	$899,500
Audit-related	—	—
Tax	—	—

Total	$777,300	$899,500

(1) Audit fees consist of audit work performed in connection with the annual financial statements, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents, comfort letters and review of documents filed with the SEC. Audit fees for fiscal 2010 and 2009, included assurance work related to the filing of our registration statements on Forms S-1 and S-3 in connection with the IPO and Secondary Offerings.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing the financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal year 2010, the Audit Committee met and held discussions with management and the independent registered public accounting firm and independently as a committee, which fulfills its responsibilities pursuant to the Company’s Audit Committee Charter. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements as of and for the year ended December 25, 2010 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed by the standards established by the Public Company Oversight Board (United States).

In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the firm’s communications with the Audit Committee concerning independence. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm, Deloitte & Touche LLP, is independent from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm and the internal auditor, the overall scope and plans for their respective audits. In addition, the Audit Committee met with the independent registered public accounting firm and the internal auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee also discussed with the Chief Executive Officer and the Chief Financial Officer of the Company their respective certifications with respect to the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 25, 2010.

In reliance on the reviews and discussions referred to above, and the receipt of unqualified opinions from Deloitte & Touche LLP dated March 9, 2011, with respect to the consolidated financial statement of the Company as of and for the year ended December 25, 2010, and with respect to the effectiveness of the Company’s internal control over financial reporting, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual

Report on Form 10-K for the year ended December 25, 2010, for filing with the Securities and Exchange Commission. The Audit Committee has selected, and the Board has ratified, as the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

Audit Committee

B. Michael Becker – Chairman

Catherine Buggeln

John H. Edmondson

David H. Edwab

PROPOSAL FOUR—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board, upon the recommendation of its Audit Committee, has ratified the selection of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2011, subject to ratification by the Company’s stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

The Company is asking its stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to the Company’s stockholders for ratification because the Company values its stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that the Company’s stockholders fail to ratify the selection, it will be considered as a direction to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends that stockholders vote “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has not adopted a written policy or procedure for the review, approval and ratification of related party transactions, however the Audit Committee Charter requires the Audit Committee to review all relationships and transactions in which the Company and its employees, directors and officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Based on all the relevant facts and circumstances, the Audit Committee will decide whether the related-party transaction is appropriate and will approve only those transactions that are in the best interests of the Company.

We require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related-party transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our periodic filings, as appropriate.

Securityholders Agreement

On December 1, 2010, the Company filed a Prospectus Supplement pursuant to Rule 427(b)(7)(Registration No. 333-170293 (the “Registration Statement”) pursuant to which affiliates of Irving Place Capital and others sold shares of the Company. Upon consummation of the offering described in the Registration Statement, substantially all of the provisions of the Securityholders Agreement described below, other than those relating to registration rights, terminated. The Securityholders Agreement, among other things:

•

Limits the ability of securityholders to transfer their capital stock (or derivatives thereof) of the Company, except, with the consent of Irving Place Capital or a transfer of securities, (i) subject to certain co-sale rights, (ii) with respect to securityholders who are natural persons, to such securityholder’s family members, (iii) to certain affiliates, (iv) in the event of a sale of the Company, and (iv) pursuant to a public sale.

•

Provides for take-along rights, such that if Irving Place Capital elects to consummate, or to cause the Company to consummate, a transaction constituting a sale of the Company, then Irving Place Capital will notify the Company and the other securityholders in writing of their election at least 30 days prior to the consummation of such transaction. If Irving Place Capital delivers such notice, the other securityholders must vote for, consent to, and raise no objections to the proposed transaction, and the securityholders and the Company will take all other actions necessary to cause the consummation of the sale on the terms proposed by Irving Place Capital. The securityholders are entitled to receive the same form and amount of consideration per share of common stock as Irving Place Capital in the proposed transaction.

•

Provides for co-sale rights, which require that at least 30 days prior to any sales by Irving Place Capital or its affiliates of capital stock (or derivatives thereof) of the Company, such entity deliver a written notice to the Company and each other securityholder of the Company. Securityholders may elect to participate in the contemplated transfer at the same price per share and on the same terms, provided that securityholders seeking to elect to participate must participate in the same relative proportion.

•

Provides for certain rights of first-offer with respect to transfers by security holders other than to certain permitted transferees. If the Company elects not to purchase such securities within ten days after delivery of the written notice of the offer, Irving Place Capital may elect to purchase all of the securities which the Company has not elected to purchase within 25 days after delivery of the written notice.

The securityholders agreement also provides that the parties thereto must vote their securities to elect a Board of the Company which must be comprised of:

•	persons designated by the securityholders who are affiliates of Irving Place Capital (the “IPC Directors”); and

•	persons possessing relevant industry experience or operational expertise as designated by the securityholders who are affiliates of Irving Place Capital.

In addition, the securityholders agreement provides that IPC Directors shall comprise a majority of the directors on the board of directors of any of the subsidiaries of the Company and of any committee of the Board of the Company or any of its subsidiaries.

The securityholders agreement also gives certain securityholders rights with respect to registration under the Securities Act of shares of the Company’s securities held by them, including demand registration rights and piggy-back registration rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

In accordance with Rule 14a-8 of the Exchange Act, any stockholder proposals intended to be included in the proxy statement for the 2012 Annual Meeting of Stockholders of the Company must be received by the Company not earlier than January 31, 2012 or later than March 1, 2012. The proposal should be sent to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047.

In addition, the Company has established an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. A stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 90 days prior to the meeting, regardless of any postponements, deferrals or adjournments of that meeting; provided, however, that in the event that less than 70 days notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

A stockholder’s notice with respect to a proposed item of business must include: (i) a brief description of the substance of, and the reasons for conducting, such business at the annual meeting; (ii) the name and address of the stockholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; and (iv) any material interest of the stockholder in such business.

A stockholder’s notice with respect to a director nomination must set forth: (i) name, address and number of shares of the Company which are beneficially owned by the nominating stockholder, any person controlling, directly or indirectly, or acting in concert with, such nominating stockholder and any person controlling, controlled by or under common control with such nominating stockholder; (ii) name, address and number of shares of the Company which are beneficially owned by the candidate; (iii) a detailed biography outlining the candidate’s relevant background; (iv) professional and business experience and other significant accomplishments; (v) an acknowledgement from the candidate that he or she would be willing to serve on the board, if elected; (vi) a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the board; and (vii) a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential board member.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

James M. Sander

VITAMIN SHOPPE, INC.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on Wednesday, June 1, 2011

The Proxy Statement, Annual Report and other proxy materials are available at: http://www.proxyvoting.com/vsi

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

VITAMIN SHOPPE, INC.	If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 20, 2011 to facilitate timely delivery.

TO REQUEST PAPER COPIES OF PROXY MATERIALS:
(please reference your 11-digit control number when requesting materials)

By opting out to receive printed materials, your preference for future proxy mailings will be kept on our file.

Telephone: 1-888-313-0164 (outside of the U.S and Canada call 201-680-6688)

Email: shrrelations@bnymellon.com
(you must reference your 11-digit control number in your email)

Internet: http://www.proxyvoting.com/vsi

TO VOTE YOUR SHARES SEE INSTRUCTIONS ON REVERSE SIDE This is not a proxy card. You cannot use this notice to vote your shares.

Dear Vitamin Shoppe, Inc. Stockholder:

The 2011 Annual Meeting of Stockholders of Vitamin Shoppe, Inc. (the “Company”) will be held at the Sheraton Lincoln Harbor Hotel, 500 Harbor Boulevard, Weehawken, New Jersey, 07086, on Wednesday, June 1, 2011, at 10:00 a.m. (local time).

Proposals to be considered at the Annual Meeting:

(1)	Election of 10 Directors to serve until the 2012 annual meeting of stockholders of the Company;
(2)	Approve the advisory vote (non-binding) resolution relating to executive compensation;
(3)	Frequency of executive compensation shareholder vote; and
(4)	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year.

The Board of Directors recommends a vote “FOR” Proposals 1, 2, 4 and “FOR” Every 3 Years on Proposal 3.

The Board of Directors has fixed the close of business on April 8, 2011 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU REQUEST A PAPER COPY OF THE PROXY MATERIALS OR TO VOTE YOUR PROXY ELECTRONICALLY.

96430

Stockholders of record as of the record Date are encouraged and cordially invited to attend the Annual Meeting. Directions to attend the annual meeting, where you may vote in person can be found on our website, www.vitaminshoppe.com.

Meeting Location:

Sheraton Lincoln Harbor Hotel

500 Harbor Boulevard

Weehawken, New Jersey 07086

The following proxy materials are available for you to review online:

•	the Company’s 2011 Proxy Statement (including all attachments thereto);
•	the Company’s Annual Report for the fiscal year ended December 25, 2010 (which is not deemed to be part of the official proxy soliciting materials); and
•	any amendments to the foregoing materials that are required to be furnished to stockholders.

To request a paper copy of the proxy materials:

(you must reference your 11-digit control number located on the reverse side of this form)

Telephone:   1-888-313-0164 (outside of the U.S and Canada call 201-680-6688)

Email:           shrrelations@bnymellon.com (you must reference your 11-digit control number in your email)

Internet:        http://www.proxyvoting.com/vsi

The proxy materials for Vitamin Shoppe, Inc. are available to review at:

http://www.proxyvoting.com/vsi

Have this notice available when you request a PAPER copy of the proxy materials,

when you want to view the proxy materials online,

OR WHEN YOU WANT TO VOTE YOUR PROXY ELECTRONICALLY.

HOW TO VOTE BY INTERNET

We encourage you to review the proxy materials online before voting.

Use the Internet to vote your shares. On the landing page of the above website in the box labeled “To Vote

Your Shares by Internet” click on “Vote Now” to access the electronic proxy card and vote your shares. Have this letter in hand when you access the website.

You will need to reference the 11-digit control number located on the reverse side.

96430